SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Sch. 14A

March 31, 2011
Dear Fellow Stockholder:
     You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Group 1 Automotive, Inc. to be held at 10:00 a.m., Central Daylight Time, on Friday, May 13, 2011, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056.
     The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Additionally, we will report on the business and financial performance of Group 1.
     It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by telephone or through the Internet, or by requesting a proxy card to complete, sign and return by mail, each in the manner described in the accompanying Proxy Statement.
     We hope you will be able to join us at our Annual Meeting in Houston on May 13th.
Sincerely,

John L. Adams	Earl J. Hesterberg
Chairman of the Board	President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, May 13, 2011
     The Annual Meeting of Stockholders of Group 1 Automotive, Inc. will be held on Friday, May 13, 2011, at 10:00 a.m., Central Daylight Time, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056. At the meeting, we will consider and vote upon the following matters:
(1)	The election of two directors to serve until the 2014 Annual Meeting of Stockholders;

(2)	An advisory vote on executive compensation;

(3)	An advisory vote on the frequency of executive compensation advisory votes;

(4)	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of Group 1 for the year ending December 31, 2011; and

(5)	The consideration of any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.
     If you were a stockholder at the close of business on March 14, 2011, the record date for the meeting, you are entitled to vote at the meeting. A list of stockholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the annual meeting at the offices of Group 1, 800 Gessner, Suite 500, Houston, Texas 77024. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.
     In accordance with rules approved by the Securities and Exchange Commission, beginning on or about March 31, 2011, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.
     Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Beth Sibley Corporate Secretary

Houston, Texas
March 31, 2011

800 Gessner, Suite 500
Houston, TX 77024

PROXY STATEMENT

     This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. (“our Board”) for use at our 2011 Annual Meeting of Stockholders.
2011 ANNUAL MEETING DATE AND LOCATION
     The annual meeting will be held at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, on Friday, May 13, 2011, at 10:00 a.m., Central Daylight Time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.
DELIVERY OF PROXY MATERIALS
     On or about March 31, 2011, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board for the annual meeting.
     Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of two directors, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, an advisory vote on executive compensation, an advisory vote on the frequency of executive compensation advisory votes and the consideration of any other matters properly presented at the meeting. In addition, senior management will report on our business and financial performance during fiscal year 2010 and respond to your questions.
Who is entitled to vote at the meeting?
     Only our stockholders as of 5:00 p.m., Central Daylight Time, on March 14, 2011, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. On March 14, 2011, there were 23,994,596 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

How many votes can I cast?
     You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., Central Daylight Time, on March 14, 2011, on all matters presented at the meeting.
What is the difference between a stockholder of record and a “street name” holder?
     Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.
•	Stockholder of Record. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the annual meeting.

•	Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares.
How do I vote my shares?
     Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 12, 2011.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 12, 2011.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
     Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. You may vote in person at the annual meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Can I revoke my proxy?
     Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•	submitting written notice of revocation to Darryl M. Burman, General Counsel, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 12, 2011;

•	submitting another proxy with new voting instructions by telephone or the Internet voting system; or

•	attending the meeting and voting your shares in person.
     If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?
     If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange.
     There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
     Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.
     If your shares are held in street name and you do not give voting instructions, pursuant to New York Stock Exchange Rule 452, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on Executive Compensation) and Proposal 3 (Advisory Vote on the Frequency of Executive Compensation Advisory Votes), and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 4 (Ratification of the Appointment of Ernst & Young LLP) in the discretion of the record holder.
•	Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our common stock, present in person or represented by proxy at the meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for directors.

•	Proposal 2 (Advisory Vote on Executive Compensation): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of these votes. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•	Proposal 3 (Advisory Vote on the Frequency of Executive Compensation Advisory Votes): Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of this vote. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, our Board will take into account the outcome of this vote in making a determination on the frequency at which advisory votes on executive compensation will be included in our proxy statements for future annual meetings.

•	Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. An abstention is not treated as a vote cast and therefore will not have an impact on the outcome of the vote or the proposal.
     Our Board has appointed Earl J. Hesterberg, our President and Chief Executive Officer, and John C. Rickel, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the annual meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.
     Our Board recommends a vote:
•	FOR each of the nominees for director;

•	FOR the advisory vote on executive compensation; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
     Our Board is not making a recommendation on the advisory vote on the frequency of executive compensation advisory votes.
What is a quorum?
     A quorum is the presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the annual meeting to be held. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the annual meeting.
Who will bear the cost of soliciting votes for the annual meeting?
     We have engaged Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $5,000, plus reimbursement for reasonable out-of-pocket expenses. We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Who will count the votes?
     We have engaged Broadridge Financial Solutions to tabulate the votes and to serve as inspector of election at the annual meeting for a fee of approximately $3,500. Broadridge will separately tabulate For, Against and Withhold votes, votes on the frequency of holding an advisory vote on executive compensation, abstentions and broker non-votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.
May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
     You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals for 2012 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.
CORPORATE GOVERNANCE
     We are committed to good corporate governance. Our Board has adopted several governance documents to guide the operation and direction of our Board and its committees, which include our Corporate Governance Guidelines, Code of Ethics, Code of Conduct and charters for the Audit Committee, Compensation Committee, Nominating/Governance Committee and Finance/Risk Management Committee. Each of these documents is available on our website at www.group1auto.com and stockholders may obtain a printed copy, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Corporate Governance Guidelines
     Our Board has adopted Corporate Governance Guidelines. Among other matters, the Guidelines include the following:
     Director Qualification Standards
•	The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. This assessment includes members’ qualification as independent, as well as consideration of diversity, age, skill and experience in the context of the needs of our Board.

•	The number of directors that constitutes our Board will be between three and nine. Our Board believes that a smaller board generally functions more effectively than a large board as smaller boards generally promote greater participation by each board member, more effective and efficient decision making and greater individual accountability. Our board currently has seven members.

•	No director may serve on more than four other public company boards.
     Director Responsibilities
•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in our best interest and the best interest of our stockholders.

•	Directors are expected to attend meetings of our Board and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to discharge their responsibilities properly.

•	Directors are encouraged to attend the annual meeting of stockholders.

       Director Access to Management and Independent Advisors
•	Our Board, and each committee of our Board, has the power to hire independent legal, financial or other advisors as they may deem necessary.

•	Our Board has full and free access to our officers and employees and invites regular attendance by our senior officers at each meeting of our Board.
       Chief Executive Officer Evaluation and Management Succession
•	The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer based on this evaluation.

•	The Nominating/Governance Committee meets annually on succession planning.
       Annual Performance Evaluation, Director Orientation and Continuing Education
•	Our Board conducts an annual self-evaluation of itself and its committees.

•	All new directors must participate in an orientation program.

•	Our Board periodically allocates meeting time to receive information and updates on corporate governance issues, director best practices and legal and regulatory changes.
Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers
     Our Board has adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial and accounting officers. Any change to, or waiver from, the Code of Ethics will be disclosed on our website within two business days after such change or waiver. Among other matters, the Code of Ethics requires each of these officers to:
•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relations;

•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•	work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file with the Securities and Exchange Commission (“SEC”) and in other public communications made by us;

•	comply with applicable governmental laws, rules and regulations; and

•	report any violations of the Code of Ethics to the Chief Executive Officer and the Chairman of the Audit Committee.
Code of Conduct
     Our Board has adopted a Code of Conduct, which sets forth the standards of behavior expected of each of our employees, directors and agents. Among other matters, this Code of Conduct is designed to deter wrongdoing and to promote:
•	honest and ethical dealing with each other, with our clients and vendors, and with all other third parties;

•	respect for the rights of fellow employees and all third parties;

•	equal opportunity, regardless of age, race, sex, sexual orientation, ethnicity, creed, religion, national origin, marital status, veteran status, handicap or disability;

•	fair dealing with employees and all other third parties with whom we conduct business;

•	avoidance of conflicts of interest;

•	compliance with all applicable laws and regulations;

•	the safeguarding of our assets; and

•	the reporting of any violations of the Code of Conduct to the appropriate officers.
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND COMMITTEES
     Our Board held 11 meetings and acted by unanimous written consent seven times during 2010. During 2010, our directors attended 99% of the meetings of our Board and of the committees on which they served. Under our Corporate Governance Guidelines, our directors are encouraged to attend the annual meeting of our stockholders. All of our directors attended our 2010 Annual Meeting of Stockholders.
     Our Board and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve, their respective performance. The Nominating/Governance Committee leads our Board in its annual self-evaluation.
Board Leadership Structure
     Our Board has determined that having an independent director serve as non-executive Chairman of the Board is in the best interest of our stockholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chairman of the Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.
Board Diversity
     Our Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions. Board membership should reflect diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, and ethnicity. This process has resulted in a Board that is comprised of highly qualified directors that reflect diversity as we define it.
Independence of the Members of our Board
     Our Board has affirmatively determined that no member of our Board, other than Mr. Hesterberg (our President and Chief Executive Officer), has a material relationship with Group 1 and therefore the remaining members of our Board are “independent” as defined under the New York Stock Exchange’s listing standards. In November 2010, we entered into a third party expense-sharing agreement with Mr. Strange for office space and related services at current market rates. The arrangement is an arms-length, negotiated transaction and the Board determined such an arrangement would not interfere with Mr. Strange’s independence on our Board.
     We have in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. During the annual independence review, our Board determined that any such affiliations did not impact the independence of our directors.
Executive Sessions of our Board
     The independent directors meet in executive session at each regularly scheduled meeting of our Board. Mr. Adams, our non-executive Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors in executive session.
Risk Oversight
     Our Board, as a whole and through its committees, has broad responsibility for the oversight of risk management as well as specific risk management accountability for governance, overall operational risk, executive compensation, Chief Executive Officer succession and our system of internal controls, including financial reporting. In its risk management role, our Board has the responsibility to satisfy itself that our risk management processes and controls are adequate and functioning as designed and that our business is conducted wisely and in compliance with proper governance and applicable laws and regulations.
     Much of our Board’s oversight work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk oversight and management function. Each committee, except the Finance/Risk Management Committee, is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility as further detailed below.
•	The Finance/Risk Management Committee is charged with oversight of our risk management strategies, strategies for our insurance programs, litigation management and our compliance with material debt instruments. The Finance/Risk Management Committee monitors our finance-related activities and provides guidance to management and the Board concerning our long-range financial policies and objectives.

•	The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting principles and policies and internal audit controls and procedures. The Audit Committee oversees our financial statements and the independent audit thereof. It evaluates the performance and independence of our outside auditors and selects appropriate outside auditors annually. The Audit Committee is responsible for monitoring risks related to our financial assets, accounting, legal and corporate compliance. It fulfills these responsibilities by systematic, regular reviews with support from internal company personnel, the independent registered public accounting firm and consultants. In addition, the Audit Committee discusses legal and compliance matters and assesses the adequacy of our company’s risk-related internal controls. The Audit Committee members meet separately with representatives of our independent registered public accounting firm, management in charge of internal assurance and legal counsel.

•	The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs. The Compensation Committee is responsible for determining salaries, incentives and other elements of total compensation for our executive officers, and it administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation. A separate discussion regarding the risk considerations in our compensation programs, including the processes which are put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on page 16 of this proxy statement.

•	The Nominating/Governance Committee oversees potential risks related to management’s monitoring of our corporate compliance program. Additionally, the Nominating/Governance Committee oversees potential risks related to our governance practices, including, among others, succession planning and the performance evaluations of the Board, its committees and the Chief Executive Officer.
     In addition to reports from its committees, our Board receives regular reports directly from the officers responsible for oversight of particular risks within our company. Specifically, our officers report to our Board regarding the system that management has implemented to assess, manage and monitor risks. Our officers also report to our Board on which risks management has assessed as the most significant, together with management’s plans to mitigate those risks. Further, our outside counsel reports in person to our Board periodically on an as-needed basis to keep our directors informed concerning legal risks and other legal matters involving our company. Finally, we have robust internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department.
Committees of our Board
     Our Board has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee. The following chart reflects the current membership of each committee:

			Nominating/	Finance/Risk
	Audit	Compensation	Governance	Management
Name	Committee	Committee	Committee	Committee
John L. Adams	*	*		*
Earl J. Hesterberg				*
Louis E. Lataif	*	*	**
Stephen D. Quinn	*		*	**
Beryl Raff		*	*
J. Terry Strange	**	*		*
Max P. Watson, Jr.		**	*	*

*	Member

**	Chairman
     Each of the committee charters is available on our website at www.group1auto.com and stockholders may obtain printed copies, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Audit Committee
     The Audit Committee is responsible for oversight of company risks relating to accounting matters, financial reporting and legal and regulatory compliance.
     Pursuant to its charter, the purposes of our Audit Committee are to:
•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	oversee our compliance with legal and regulatory requirements;

•	retain our independent registered public accounting firm;

•	oversee the qualifications, performance and independence of our independent registered public accounting firm;

•	oversee the performance of our internal audit function;

•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board have established;

•	provide an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal auditing department, and our Board, always emphasizing that the independent registered public accounting firm is accountable to the Audit Committee; and

•	perform such other functions as our Board may assign to the Audit Committee from time to time.
     In connection with these purposes and to satisfy its oversight responsibilities, the Audit Committee annually selects, engages and evaluates the performance and on-going qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and our significant policies. In particular, the Audit Committee separately meets regularly with the company’s chief financial officer, corporate controller, director of internal audit, our independent registered public accounting firm and other members of management. The Audit Committee chair routinely meets between formal Audit Committee meetings with our chief financial officer, corporate controller, director of internal audit and our independent registered public accounting firm. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments.
     While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
     During 2010, the Audit Committee held eight meetings and consisted of Mr. Strange (Chairman), Mr. Adams, Mr. Lataif and Mr. Quinn. Mr. Strange also serves on the Audit Committees of New Jersey Resources Corporation, Newfield Exploration Company and SLM Corporation. Our Board has determined that Mr. Strange’s simultaneous service on these other Audit Committees and our Audit Committee will not impair his ability to serve effectively on our Audit Committee.
     All members of the Audit Committee are independent as that term is defined in the New York Stock Exchange’s listing standards and by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Strange has the necessary accounting and financial expertise to serve as Chairman. Our Board has also determined that Mr. Strange is an “audit committee financial expert” following a determination that Mr. Strange met the criteria for such designation under the SEC’s rules and regulations.
     The Report of the Audit Committee is set forth on page 61 of this proxy statement.
Compensation Committee
     The Compensation Committee is responsible for risks relating to employment policies and our compensation and benefits systems. To assist it in satisfying these oversight responsibilities, from time to time the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made.
     Pursuant to its charter, the purposes of our Compensation Committee are to:
•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate our corporate officers;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement for the annual meeting of stockholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibility relating to compensation of our corporate officers; and

•	perform such other functions as our Board may assign to the Compensation Committee from time to time.
     In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our corporate officers. The Compensation Committee reviews and approves the compensation of our corporate officers and makes appropriate adjustments based on company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Compensation Committee also approves all employment agreements related to the corporate officers and approves recommendations regarding equity awards for all employees. Together with management, and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination, with the exception of compensation matters relating to our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses the particular compensation matter (together with our management and any counsel or other advisors deemed appropriate) and formulates a recommendation. The Compensation Committee’s Chairman then generally reports the Compensation Committee’s recommendation for approval by the full Board or, in certain cases, by the independent directors.
     In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or Vice President of Human Resources or (4) by the Compensation Committee’s outside compensation consultant.
     The Compensation Committee works with the management team, our Chief Executive Officer and our Vice President of Human Resources to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:
•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.
     Our Chief Executive Officer is instrumental to this process. Specifically, the Chief Executive Officer assists the Compensation Committee by:
•	evaluating corporate officer performance;

•	providing background information regarding our business goals; and

•	recommending compensation arrangements and components for our corporate officers (other than himself).
     In addition, our Vice President of Human Resources is involved in the executive compensation process by:
•	providing the necessary compensation information to, and acting as our liaison with, our compensation consultant;

•	updating and modifying compensation plan policies, guidelines and materials, as needed; and

•	providing recommendations to the Compensation Committee and our Chief Executive Officer regarding compensation structure, awards and plan design changes.
     Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our corporate officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.

     During 2010, the Compensation Committee engaged Pearl Meyer to conduct a compensation analysis which involved the comparison of long-term, short-term and total compensation of our Named Executive Officers with a selected group of peer companies. We generally compare compensation data at the 25th, 50th and 75th percentiles of the market and engage Pearl Meyer to review our analysis. While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with stockholder interest. Pearl Meyer also advised the Compensation Committee with regard to the renewal of our Chief Executive Officer’s employment agreement which expired in 2010.
     To the extent permitted by applicable law, the Compensation Committee may delegate some or all of its authority to subcommittees as it deems appropriate.
     All members of the Compensation Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Compensation Committee, consisting of Mr. Watson (Chairman), Mr. Adams, Mr. Lataif, Ms. Raff and Mr. Strange, held six meetings and acted by unanimous written consent four times during 2010.
     The Report of the Compensation Committee is set forth on page 58 of this proxy statement.
Nominating/Governance Committee
     The Nominating/Governance Committee is responsible for oversight relating to management and Board succession planning, and stockholder responses to our ethics and business practices. To satisfy these oversight responsibilities, the Committee receives regular reports from our officers that are responsible for each of these areas on matters such as progress against succession planning programs and goals that could affect our operations.
     Pursuant to its charter, the purposes of our Nominating/Governance Committee are to:
•	assist our Board by identifying individuals qualified to become members of our Board and recommend director nominees to our Board for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend director nominees to our Board for each of its committees;

•	advise our Board about the appropriate composition of our Board and its committees;

•	advise our Board about and recommend to our Board appropriate corporate governance practices and assist our Board in implementing those practices;

•	lead our Board in its annual review of the performance of our Board and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	review and make recommendations to our Board with respect to the form and amount of director compensation; and

•	perform such other functions as our Board may assign to the Nominating/Governance Committee from time to time.
     In connection with these purposes, the Nominating/Governance Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our Restated Certificate of Incorporation, our Amended and Restated Bylaws and our Corporate Governance Guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.
     The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In considering candidates for our Board, the

Nominating/Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating/Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating/Governance Committee’s perceptions about future issues and needs. However, while the Nominating/Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating/Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.
     The Nominating/Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating/Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating/Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole, by the Chairman of the Nominating/Governance Committee and by the Chairman of the Board.
     Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating/Governance Committee by sending a written request to our Corporate Secretary at our principal executive offices, 800 Gessner, Suite 500, Houston, Texas 77024 at least 70 days but not more than 90 days prior to the anniversary date of the preceding year’s annual meeting. For additional information, see “Stockholder Proposals for 2012 Annual Meeting.”
     The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section entitled “Stockholder Proposals for 2012 Annual Meeting.”
     In addition, our Board has entrusted the Nominating/Governance Committee with the responsibility for establishing, implementing and monitoring the compensation for our directors. The Nominating/Governance Committee establishes, reviews and approves the compensation of our directors and makes appropriate adjustments based on company performance, duties and responsibilities and competitive environment. The Nominating/Governance Committee’s primary objectives in establishing and implementing director compensation are to:
•	ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership; and

•	use the appropriate mix of long-term and short-term compensation to ensure high Board/committee performance.
     All members of the Nominating/Governance Committee are independent as defined under the New York Stock Exchange’s listing standards. The Nominating/Governance Committee, consisting of Mr. Lataif (Chairman), Mr. Quinn, Ms. Raff and Mr. Watson, held four meetings and acted by unanimous written consent one time during fiscal year 2010.
Finance/Risk Management Committee
     Pursuant to its charter, the purposes of our Finance/Risk Management Committee are to:
•	review, oversee and report to our Board regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/stockholder relations, relationships with various financial constituents, securities repurchase activities and dividend policy, and authorize transactions within limits prescribed by our Board;

•	review and report to our Board regarding contingent liabilities and the status of material litigation;

•	review and assess risk exposure and insurance related to our operations and authorize transactions within limits prescribed by our Board; and

•	review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of business or assets, and authorize transactions within limits prescribed by our Board.
     In connection with these purposes, the Finance/Risk Management Committee reviews periodically our financial status and capital structure and can authorize finance-related activities within limits prescribed by our Board. The Finance/Risk Management Committee reviews with management the status of current litigation matters and regularly reports to our Board on litigation and contingent liabilities. The Finance/Risk Management Committee also consults with management on matters that could have a significant financial impact on our company and reviews our financial policies and procedures, our compliance with material debt instruments and our significant banking relationships. In addition, the Finance/Risk Management Committee reviews and assesses periodically our risk exposure and plans and strategies for insurance programs, and authorizes risk management-related activities within limits prescribed by our Board. The Finance/Risk Management Committee also provides direction for the assessment of future capital spending and acquisition opportunities and reviews capital expenditure plans, including significant acquisitions and dispositions of businesses and assets and other specific capital projects.
     The Finance/Risk Management Committee, consisting of Mr. Quinn (Chairman), Mr. Adams, Mr. Hesterberg, Mr. Strange and Mr. Watson, held four meetings during fiscal year 2010.
Communications with Directors
     Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any committee of our Board, to the non-executive Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:
c/o Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
     Any correspondence addressed to our Board, to any committee of our Board, to the non-executive Chairman of the Board, or to any one of the directors in care of our offices is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     John L. Adams, Louis E. Lataif, Beryl Raff, J. Terry Strange and Max P. Watson, Jr. served on the Compensation Committee in fiscal year 2010. None of the directors who served on the Compensation Committee in fiscal year 2010 has ever served as one of our officers or employees. During fiscal year 2010, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board or Compensation Committee.
TRANSACTIONS WITH RELATED PERSONS
Transactions
     In November 2010, following review and approval by our Board, we negotiated an arms-length expense sharing agreement with Mr. Strange for office space at current market rates. The amount paid by Mr. Strange under the arrangement is not expected to exceed $5,000 annually. The agreement, which includes one office and limited office services, does not include equipment or personnel support.

Policies and Procedures
     We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of procedures and controls to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.
     Our Code of Conduct discourages all conflicts of interest and provides guidance on handling conflicts of interest. Under the Code of Conduct, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our company. Our restrictions on conflicts of interest under the Code of Conduct include related person transactions.
     We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Audit Committee, our Board or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the New York Stock Exchange; and

•	any other matters deemed appropriate with respect to the particular transaction.
     Ultimately, all such transactions must be approved or ratified by our Board. Any member of our Board who is a related person with respect to a transaction is recused from the review of the transaction.
     In addition, our legal staff annually distributes a questionnaire to our executive officers and members of our Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.
     We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines require that our Board assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information about our Board and Committees — Independence of the Members of our Board.”

Risk Assessment
     We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation programs are not reasonably likely to cause behaviors that would have a material adverse effect on the company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:
•	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	We currently do not grant stock options.

•	The Compensation Committee has discretion over incentive program payouts.

•	The compensation recovery policy allows the company to “claw back” payments made using materially inaccurate financial results.

•	Executive officers are subject to stock ownership guidelines.

•	Compliance and ethical behaviors are integral factors considered in all performance assessments.

•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.

•	We maintain an aggressive internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations, including periodic reviews and audits of our sales and finance departments at our dealerships.
     We believe that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS
PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation provides for a classified Board. The directors are divided into three classes, with each class serving for a period of three years. As a result, the stockholders elect approximately one-third of the members of our Board annually.
     Based on recommendations from the Nominating/Governance Committee, our Board has nominated Louis E. Lataif and Stephen D. Quinn for re-election as Class III directors to serve until the 2014 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director and was previously elected to our Board by the stockholders in 2008. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. The term for our Class I directors expires in 2012 and the term for our Class II directors expires in 2013.
     Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size.
     The following table sets forth certain information, as of the date of this proxy statement, regarding our director nominees and other directors.

	Position and Offices with Group 1	Director Since	Age
Class I Directors
Earl J. Hesterberg	Director, President and Chief Executive Officer	2005	57
Beryl Raff	Director	2007	60

Class II Directors
John L. Adams	Director, Chairman of the Board	1999	66
J. Terry Strange	Director	2003	67
Max P. Watson, Jr.	Director	2001	65

Class III Director Nominees
Louis E. Lataif	Director	2002	72
Stephen D. Quinn	Director	2002	55
BOARD OF DIRECTORS
     Our Board believes that each of the company’s directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. Our Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of Group 1 for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.
     Described on the following pages are the principal occupations, positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on our Board. There are no family relationships among any of our directors or executive officers.

Nominees for Election to Term Expiring 2014 (Class III Directors)
Louis E. Lataif
Mr. Lataif has served as one of our directors since August 2002. He served as Dean of the School of Management at Boston University from 1991 until 2010 following a distinguished 27-year career with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. While at Ford, he was named General Manager of Ford Division and elected a corporate Vice President, then Ford’s youngest officer, and served as President, Ford of Europe from l988 to l991. Mr. Lataif serves on the Board of Directors, the Audit Committee, the Compensation Committee and the Nominating Committee of Magna International Inc., a global automotive supplier, and on the Board of Directors and the Audit Committee of Abiomed, Inc., a manufacturer and marketer of heart assist and replacement systems. He is a member of the Board of Directors of Interaudi Bank, an FDIC insured bank providing personal, commercial and asset management banking services to both U.S. and foreign clients. Mr. Lataif is also a member of the Board of Trustees of the Iacocca Foundation, a non-profit organization to fund diabetes research and a member of the advisory board of Cannon Design, an international architectural, engineering and interior design firm.
Mr. Lataif was selected to serve on our Board due to his significant executive management and automotive industry experience, as well as his leadership in operating a complex academic institution. His experience, particularly with respect to operations and consumer marketing, provides us with important insights relevant to our business. He has served on the boards of numerous public companies throughout his career and has served on and chaired several committees at those companies. His board service provides valuable perspectives on best practices at other large publicly traded companies.
Stephen D. Quinn
Mr. Quinn has served as one of our directors since May 2002. Mr. Quinn joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981 where he specialized in corporate finance. From 1990 until his retirement in 2001, Mr. Quinn served as a General Partner and Managing Director of Goldman, Sachs & Co. Mr. Quinn also serves on the Board of Directors, the Audit Committee and the Credit Committee of Zions Bancorporation.
Mr. Quinn was selected to serve as a director on our Board due to his valuable financial expertise and extensive experience with capital markets transactions. His judgment in assessing business strategies and the accompanying risks, is an invaluable resource for our business model. Mr. Quinn also has significant historical knowledge of the company as a result of his role at Goldman Sachs, underwriter for the company, during its initial public offering.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS III NOMINEES FOR DIRECTOR.
Class I Directors
Earl J. Hesterberg
Mr. Hesterberg has served as our President and Chief Executive Officer and as a director since April 2005. Prior to joining us, Mr. Hesterberg had served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts, since October 2004. From July 1999 to September 2004, Mr. Hesterberg served as Vice President, Marketing, Sales and Service for Ford of Europe, and from 1999 until 2005, he served on the supervisory board of Ford Werke AG. Mr. Hesterberg has also served as President and Chief Executive Officer of Gulf States Toyota, an independent distributor of new Toyota vehicles, parts and accessories. He has also held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe, both of which are wholly-owned by Nissan Motor Co., Ltd., a global provider of automotive products and services. Mr. Hesterberg also serves on the Board of Directors, the Compensation Committee and the Corporate

Governance & Nominating Committee of Stage Stores, Inc., a national retail clothing chain, on the Board of Directors of the Greater Houston Partnership, a local non-profit organization dedicated to building regional economic prosperity, and on the Board of Trustees of Davidson College.
As our President and Chief Executive Officer, Mr. Hesterberg sets the strategic direction of our company under the guidance of the Board. He has extensive senior executive management experience in the automotive industry, including operations and automotive technology. His successful leadership of our company and extensive knowledge of the automotive industry provides our Board with a unique perspective on the opportunities and challenges we face. His knowledge and handling of the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our company.
Beryl Raff
Ms. Raff has served as one of our directors since June 2007. Since April 2009, she has served as Chairman and Chief Executive Officer of Helzberg Diamond Shops, Inc., a retail and online jewelry retailer, and an indirect wholly owned subsidiary of Berkshire Hathaway Inc. Ms. Raff served as Executive Vice President-general merchandising manager from 2005 through 2009, and as Senior Vice President from 2001 through 2005, for the fine jewelry division of J.C. Penney Company, Inc., a holding company for J.C. Penney Corporation, Inc., a leading retailer of apparel and home furnishings. Ms. Raff serves on the Advisory Board of Jewelers Circular Keystone, a leading trade publication and industry authority, the Advisory Board of Jewelers of America, a non-profit trade organization committed to social responsibility and improving consumer confidence in the jewelry industry, and on the Executive Board of Jewelers Vigilance Committee, a non-profit organization focused on legal and regulatory issues facing the jewelry industry. Ms. Raff is also a Director of the NACD Heartland Chapter, a non-profit organization dedicated to excellence in board leadership and the Make-A-Wish Foundation, a non-profit organization which grants the wishes of children with life threatening medical conditions. From 2001 through February 2011, Ms. Raff served on the Board of Directors, the Corporate Governance Committee and the Compensation Committee of Jo-Ann Stores, Inc., a national specialty retailer of craft, sewing and decorating products.
Ms. Raff was selected to serve as a director on our Board due to her extensive knowledge of the retail industry and her business and management expertise from her position as an executive officer and director of several companies. She has profit and loss management responsibility, as well as sales and marketing, strategic planning, compensation and risk management experience, all of which provide extensive perspectives to offer as a director of Group 1. Her service on other boards provides us with important perspectives on key corporate governance matters. Ms. Raff also has a strong commitment to corporate social responsibility.
Class II Directors
John L. Adams
Mr. Adams has served as non-executive Chairman of the Board since April 2005 and as one of our directors since November 1999. Mr. Adams served as Executive Vice President of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, from January 1999 through June 2005. He served as Vice Chairman of Trinity Industries from July 2005 through March 2007. Before joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, Mr. Adams was Chairman, President and Chief Executive Officer of Chase Bank of Texas. Mr. Adams serves on the Board of Directors and is Chairman of the Finance and Risk Management Committee of Trinity Industries, Inc. and on the Board and Audit Committee of Dr Pepper Snapple Group, Inc., a refreshment beverage business. Mr. Adams also serves on the Board of Directors of the Children’s Medical Center of Dallas, as a Trustee of The American Heart Association — Dallas, and on the University of Texas Chancellor’s Council and Business School Advisory Board.

Mr. Adams’ extensive financial and executive management experience provides him with the necessary skills to be Chairman of our Board. As a result of his experience, he has dealt with many of the major issues we deal with today, such as financial, strategic planning, compensation, management development, acquisitions, capital allocation, government and stockholder relations. Mr. Adams’ public company board service has also given him exposure to different industries and approaches to governance and other key issues. He has served on our Board for over 12 years and has developed in-depth knowledge of the retail automotive industry generally and the company in particular.
J. Terry Strange
Mr. Strange has served as one of our directors since October 2003. In 2002, Mr. Strange retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as Vice Chairman, Managing Partner of U.S. Audit Practice and head of KPMG’s internal risk management program. Mr. Strange served as Global Managing Partner of Audit Business and a member of KPMG’s International Executive Committee from 1998 to 2002. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the SEC, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Mr. Strange serves on the Boards of Directors and the Audit Committees of New Jersey Resources Corporation, a retail and wholesale energy service provider, Newfield Exploration Company, an oil and gas exploration and production company, and SLM Corporation (Sallie Mae), a leading provider of student loans and an administrator of college savings plans.
Mr. Strange has a valuable financial background based on his education and work experiences. He was selected to serve as a director on our Board due to his extensive background in public accounting, auditing, and risk management. He possesses particular knowledge and experience in a variety of financial and accounting areas, including specific experience in auditing and internal risk management. His previous and current board positions on other publicly-traded companies have provided extensive years of audit committee experience, including as chair. His extensive knowledge and experience with accounting practices, policies and rulemaking from his 34-year career at KPMG LLP, is especially important in his role as Chairman of the Audit Committee and as our “audit committee financial expert.”
Max P. Watson
Mr. Watson has served as one of our directors since May 2001. Mr. Watson served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise management solutions, from April 1990 to January 2001. He served as Chairman of the Board of Directors of BMC from January 1992 to April 2001. Mr. Watson serves on the Board of Trustees of Texas Children’s Hospital. From January 2007 through December 2008, Mr. Watson served as Chairman of the Board of Trustees of Texas Children’s Hospital.
Mr. Watson was selected to serve on our Board due to his extensive business and management expertise from his position with a large global publicly-traded company. As a former chairman, president and chief executive officer, Mr. Watson has experience running a large publicly-traded company, which dealt with many of the major issues that we deal with today, such as financial, strategic planning, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
     Our stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of our Named Executive Officers, as disclosed in this proxy statement. As an advisory vote, Proposal 2 is not binding on our Board or its Compensation Committee, will not overrule any decisions made by our Board or its Compensation Committee, or require our Board or its Compensation Committee to take any action. Although the vote is non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
     Our Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers compensation that is competitive with amounts paid by our peer companies based on individual and company performance. In particular, the Compensation Committee strives to attract, retain and motivate talented executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term performance and to encourage our executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and in a manner that is consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns.
     As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination or change of control) is consistent with market practice. We also believe our executive compensation is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding our Named Executive Officers’ compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.
     In light of these reasons, we are asking stockholders to vote “FOR” the following resolution:
     “RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in the proxy statement for Group 1 Automotive, Inc.’s 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES
     In Proposal 2 above, we are asking our stockholders to vote on an advisory resolution on executive compensation. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote on the frequency of future advisory votes on executive compensation. We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results. Our stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain.
     Our Board believes that a triennial vote on executive compensation is appropriate for our company for a number of reasons, including the following:
•	Annual votes may lead to “one size fits all” formulas for evaluating compensation, which will impair our ability to design a compensation program that properly aligns with our business strategy and performance drivers. Our executive compensation program is straightforward and does not tend to materially change from year to year. As such, we believe that an annual stockholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide our Board with meaningful guidance as to whether our executive compensation program and policies are generally appropriate and effective.

•	We believe the best way for stockholders to evaluate our executive compensation program is over a multi-year period because the program is designed to incent and reward performance over a multi-year period. We believe that determining whether executive compensation has been properly calibrated to company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various conditions, especially in times of highly volatile economic conditions such as those that we have experienced over the last two fiscal years. Also, because our executive compensation program is designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation program.

•	A longer review cycle would provide the Compensation Committee, our Board and our investors sufficient time to evaluate the effectiveness of the short- and long-term compensation strategies and related business outcomes of our company. We believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for the Compensation Committee and our Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with our stockholders to the extent needed, to develop and implement any adjustments to our executive compensation program that may be appropriate in light of a past advisory vote on executive compensation, and for our stockholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation program for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in many cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the next annual meeting of stockholders.

•	Our stockholders have the opportunity to provide additional feedback on important matters involving executive compensation even in years when a vote on executive compensation does not occur. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we believe we have been and will continue to be accountable to our stockholders on executive compensation matters. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on our executive compensation program. We believe that we have open lines of communication with our stockholders and that we generally have an “open door” philosophy in responding to any stockholder who expresses a concern regarding any of our policies and practices, including those related to executive compensation. As a practical matter, we believe that our stockholders and potential investors will continue to have ample opportunity to engage in meaningful dialogue with our company regarding executive compensation matters during the period of time between advisory votes and that they will not be prejudiced or in any way disenfranchised by the three-year term.
     Our Board acknowledges that there are a number of points of view regarding the relative benefits of triennial and more frequent say-on-pay votes. Accordingly, our Board is not recommending that our stockholders support any specific view. Our Board will carefully consider and expects to be guided by the alternative that receives the most stockholder support in determining the frequency of future say-on-pay votes. Notwithstanding the outcome of the stockholder vote, our Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with our stockholders and the adoption of material changes to our compensation programs.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our stockholders are being asked to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.
     The ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires our receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. Although ratification is not required by our Amended and Restated Bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

STOCK OWNERSHIP INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers, directors and any person who owns more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2010, all filing requirements were met with the following exceptions: (i) Forms 4 which were due on March 12, 2010 and May 17, 2010, reporting forfeiture of shares to cover the taxes related to vesting of restricted stock for Mr. Hesterberg were filed late on January 13, 2011; (ii) a Form 4 due on March 12, 2010, reporting forfeiture of shares to cover the taxes related to vesting of restricted stock for Mr. Rickel was filed late on January 13, 2011; and (iii) a Form 4 due on March 16, 2010, reporting forfeiture of shares to cover the taxes related to vesting of restricted stock for Mr. O’Hara was filed late on January 13, 2011.
Security Ownership of Management and Certain Beneficial Owners
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, our Named Executive Officers, our current directors and executive officers as a group, and any stockholders with over 5% of our common stock.
     Except as otherwise indicated, all information is as of March 15, 2011.

	Aggregate Number of		Acquirable within
	Shares		60	Percent of Class
Name and Address of Beneficial Owner(1)	Owned(2)		Days(3)	Outstanding(4)
Earl J. Hesterberg	559,836		—	2.33%
John C. Rickel	195,062		—	*
Mark J. Iuppenlatz	39,500		—	*
Darryl M. Burman	78,088		—	*
J. Brooks O’Hara	58,534		—	*
John L. Adams	72,858		—	*
Louis E. Lataif	32,771		—	*
Stephen D. Quinn	29,295		10,000	*
Beryl Raff	19,191		—	*
J. Terry Strange	32,771		10,000	*
Max P. Watson, Jr.	35,864		16,000	*
All directors and executive officers as a group (11 persons)	1,153,770		36,000	4.95%

FMR LLC	2,253,483	(5)	—	9.39%
82 Devonshire Street Boston, MA 02109

BlackRock, Inc.	2,080,894	(6)	—	8.67%
40 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP.	1,905,284	(7)	—	7.94%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

T. Rowe Price Associates, Inc.	2,050,307	(8)	—	8.54%
100 E. Pratt Street Baltimore, MD 21202

	Aggregate Number of		Acquirable within
	Shares		60	Percent of Class
Name and Address of Beneficial Owner(1)	Owned(2)		Days(3)	Outstanding(4)
Franklin Resources, Inc.	1,981,317	(9)	—	8.26%
One Franklin Parkway San Mateo, CA 94403

The Bank of New York Mellon Corporation	1,444,349	(10)	—	6.02%
One Wall Street, 31st Floor New York, NY 10286

Fiduciary Management, Inc.	1,275,264	(11)	—	5.37%
100 East Wisconsin Avenue, Suite 2200 Milwaukee, WI 53202

*	Represents less than 1% of the outstanding common stock

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.

(2)	Reflects the number of shares beneficially held by the named person as of March 15, 2011 with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2010, or as otherwise disclosed in such filings.

(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of March 15, 2011, or within 60 days after March 15, 2011, under our long term incentive plan.

(4)	Based on total shares outstanding of 23,994,596 at March 15, 2011. Based on the number of shares owned and acquirable within 60 days at March 15, 2011 by the named person assuming no other person exercises options, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2010, or as otherwise disclosed in such filings.

(5)	As reported on Amendment No. 4 to Schedule 13G dated as of December 31, 2010 and filed with the SEC on February 14, 2011, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,003,451 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 2,003,451 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 110,459 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGALLC, each has sole dispositive power over 110,459 shares and sole power to vote or to direct the voting of 110,459 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 78,473 shares as a result of serving as an investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through their control of PGATC, each has sole dispositive power over 78,473 shares and sole power to vote or to direct the voting of 62,416 shares of Common Stock owned by the institutional accounts advised by PGATC. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 61,100 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR

LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(6)	As reported on Amendment No. 1 to Schedule 13G as of December 31, 2010 and filed with the SEC on February 4, 2011. On December 1, 2009, BlackRock, Inc. (“BlackRock”) completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”). As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. BlackRock, a parent holding company or control person, has sole voting and dispositive power with respect to such shares.

(7)	As reported on Amendment No. 6 to Schedule 13G dated as of December 31, 2010 and filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional has sole voting power as to 1,852,584 shares and sole dispositive power as to 1,905,284 shares. Dimensional disclaims beneficial ownership of all such shares.

(8)	As reported on Amendment No. 2 to Schedule 13G dated as of December 31, 2010 and filed with the SEC on February 10, 2011. In its role as investment advisor, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power as to 257,564 shares and sole dispositive power as to 2,050,307 shares. Of the 257,564 shares subject to Price Associates’ sole voting power, Price Associates is deemed to beneficially own 1,700 shares directly and 255,864 shares that are subject to warrants and conversion privileges. Of the 2,050,307 shares subject to Price Associates’ sole dispositive power, Price Associates is deemed to beneficially own 7,300 shares directly and 2,043,007 shares that are subject to warrants and conversion privileges.

(9)	As reported on Amendment No. 2 to Schedule 13G dated as of December 31, 2010 and filed with the SEC on February 9, 2011 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC, a subsidiary of FRI. Shares are beneficially owned by one or more open or closed-end investment company or other managed accounts and is advised by direct and indirect investment advisory subsidiaries of FRI. Franklin Advisory Services, LLC has sole voting power of 1,908,817 shares and sole dispositive power of 1,981,317 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, holding more than 10% of the common stock of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares. The address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024.

(10)	As reported on a Schedule 13G dated as of February 3, 2011 and filed with the SEC on February 3, 2011 by The Bank of New York Mellon Corporation (“BNY”). BNY and/or Bank of New York Mellon Trust Company, National Association is/are the trustee of Group 1 Automotive, Inc.’s employee benefit plan, which is subject to ERISA. The securities reported include all shares held of record by BNY as trustee for the employee benefits plan that have not been allocated to the individual accounts of employee participants in the plan. BNY has sole voting power as to 1,411,055 shares and sole dispositive power over 1,444,349 shares. BNY disclaims beneficial ownership of all shares that have been allocated to the individual accounts of employee participants in the employee benefit plan for which directions have been received and followed.

(11)	As reported on a Schedule 13G dated February 8, 2011 and filed with the SEC on February 9, 2011 by Fiduciary Management, Inc. Fiduciary Management, Inc. is an Investment Adviser registered under the Investment Advisers Act of 1940. Its principal business is to provide investment advisory services to institutions and individuals. The shares reported are owned directly by various accounts managed by Fiduciary Management, Inc. Such accounts have the right to receive dividends from, and the proceeds from the sale of, the shares. Fiduciary Management, Inc. has sole voting and dispositive power with regard to 1,275,264 shares and shared voting and dispositive power with regard to 2,525 shares.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth certain information regarding our equity compensation plans as of December 31, 2010.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in Column
	and rights	and rights	(A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	68,908	$33.11	2,454,718	*

Equity compensation plans not approved by security holders	—	—	—

Total	68,908	$33.11	2,454,718

*	Includes 940,642 shares available under the Group 1 Automotive, Inc. Employee Stock Purchase Plan.

EXECUTIVE OFFICERS
     Except as described under the heading “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” below, our executive officers serve at the discretion of our Board. The following table sets forth certain information as of the date of this proxy statement regarding our Named Executive Officers:

Name	Age	Position
Earl J. Hesterberg	57	President and Chief Executive Officer
John C. Rickel	49	Senior Vice President and Chief Financial Officer
Darryl M. Burman	52	Vice President and General Counsel
Mark J. Iuppenlatz	51	Vice President, Corporate Development
J. Brooks O’Hara	55	Vice President, Human Resources
     Mr. Hesterberg’s biographical information may be found on page 18 of this proxy statement.
John C. Rickel
Mr. Rickel was appointed Senior Vice President and Chief Financial Officer in December 2005. From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. He most recently served as Controller, Ford Americas, where he was responsible for the financial management of Ford’s western hemisphere automotive operations. Immediately prior to that, he was Chief Financial Officer of Ford Europe, where he oversaw all accounting, financial planning, information services, tax and investor relations activities. From 2002 to 2004, Mr. Rickel was Chairman of the Board of Directors of Ford Russia, and a member of the Board of Directors and the Audit Committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned 41% by Ford.
Mark J. Iuppenlatz
Mr. Iuppenlatz was appointed Vice President, Corporate Development in January 2010. From 2007 until joining Group 1, Mr. Iuppenlatz served as managing partner of Animas Valley Land & Water Co., a diversified real estate development and management group based in Farmington, New Mexico, and as managing partner of Tierra Vista Partners, a land development group operating in Durango, Colorado. From 1997 until July 2007, Mr. Iuppenlatz served as Executive Vice President of Corporate Development for Sonic Automotive, Inc., one of the largest automotive retailers in the United States. While at Sonic, Mr. Iuppenlatz was responsible for all corporate development related activity, as well as real estate, construction and manufacturer relations. Prior to joining Sonic, Mr. Iuppenlatz was Chief Operating Officer of a private real estate investment trust which specialized in automotive related real estate and was active in the real estate development field.
Darryl M. Burman
Mr. Burman has served as Vice President & General Counsel since December 2006. From September 2005 to December 2006, Mr. Burman was a partner and head of the corporate and securities practice in the Houston office of Epstein Becker Green Wickliff & Hall, P.C. From September 1995 until September 2005, Mr. Burman served as the head of the corporate and securities practice of Fant & Burman, L.L.P. in Houston, Texas. Mr. Burman currently serves as a Director of the Texas General Counsel Forum — Houston Chapter.

J. Brooks O’Hara
Mr. O’Hara has served as Vice President, Human Resources since February 2000. From 1997 until joining Group 1, Mr. O’Hara was Corporate Manager of Organizational Development at Valero Energy Corporation, an integrated refining and marketing company. Prior to joining Valero, Mr. O’Hara served for a number of years as Vice President of Administration and Human Resources at Gulf States Toyota, an independent regional distributor of new Toyota vehicles, parts and accessories. Mr. O’Hara is a Senior Professional in Human Resources (SPHR).

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
     Our executive compensation program is designed to motivate and retain members of our management team, to attract qualified executives, as needed, and to execute our business strategy. Just as important as our retention objective, we attempt to align the compensation of our executive officers with the attainment of business goals that are designed to increase stockholder value over both the short and long term. To achieve these objectives, our compensation program is made up of three key elements: (a) base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of competitive income; (b) short-term incentive compensation earned annually through the successful accomplishment of both financial and business objectives; and (c) long-term incentive compensation in the form of equity-based rewards, consisting of performance and/or restricted stock awards to align the longer-term interests of our executives with those of our stockholders.
     In 2010, automotive retail, like many other business sectors, started to experience the positive effects of an improving economy. Retail automotive sales improved gradually after bottoming out in 2009 as consumer confidence marginally improved, lending eased and the domestic automobile manufacturer sector rebounded. During this year of modest recovery, under the leadership of our management team, we maintained the cost and business disciplines we put in place in 2009, which helped us outperform many of the public companies in our sector and led to positive results in our sales and service performance. Our performance in 2010 was reflected in a solid rebound in our stock price thereby rewarding our stockholders. While we recognize that the pace of economic recovery from the recent recession will be measured, we continue to maintain a high degree of confidence in the long-term prospects for our business.
     In January 2011, Group 1 was awarded the prestigious “Shareholder Value Award” from PricewaterhouseCoopers LLP, recognizing our company for returning the highest total stockholder returns of 80.3% in the automotive retail sector over the three year period from December 31, 2007 through December 31, 2010. We believe this award, and the results it recognizes, reflect the hard work of our management team, as well as the commitment of our employees to create value for our stockholders. We believe that our experienced and well-regarded management team has been and continues to be critical to the company’s successful implementation of business strategies that has led and will continue to lead to the ultimate preservation and growth of stockholder value.
     In 2010, we continued to build on one of our key strengths — the considerable talent of our people to: (i) sell new and used vehicles, (ii) arrange related financing, vehicle service and insurance contracts, (iii) provide maintenance and repair services, and (iv) sell replacement parts via an expanding network of franchised dealerships located in growing regions of the United States and in the United Kingdom, as well as acquire new dealerships in existing or new markets that provide acceptable returns on investment. Our management team has an average of over 30 years of automotive and other related experience.
     The following discussion in this Compensation Discussion and Analysis (“CD&A”) reviews the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to the following individuals, who are referred to throughout this proxy statement as our “Named Executive Officers:”
•	Earl J. Hesterberg – President and Chief Executive Officer;
•	John C. Rickel – Senior Vice President and Chief Financial Officer;
•	Mark J. Iuppenlatz – Vice President, Corporate Development;
•	Darryl M. Burman – Vice President and General Counsel; and
•	J. Brooks O’Hara – Vice President, Human Resources.

Overview of 2010 Compensation and Corporate Governance Actions
     As the economy showed signs of strengthening in 2010, we were committed to restoring many of the compensation reductions and benefit suspensions we implemented during 2008 and 2009 in response to the severe recession. Now that the economy has begun to recover, we are renewing our focus on growing our existing business and acquiring new operations. This necessitates that we continue to motivate and retain our leadership team so that they can continue to drive performance.
     Additionally, the Committee continued to review best practices in executive compensation and made several adjustments to elements of our compensation programs to further align our executive compensation structure with our stockholders’ interests and current market practices. The adjustments included:
•	Extending and modifying the employment agreement of Mr. Hesterberg, our CEO, to reflect current compensation practices and trends by:
•	Eliminating tax gross ups on new equity awards in connection with involuntary termination events; and
•	Modification of the change of control definition to eliminate a change in Board composition as a triggering event.
•	Changing the timing of granting equity awards to our Named Executive Officers from November to March to be more closely aligned with our final business results as reported following the end of each year.
     We continue to:
•	Maintain and promote a stock ownership policy that requires all of our Named Executive Officers to hold a significant number of shares, which range from one to four times their base salary and requires each of our directors to hold 10,000 shares of stock, in each case to be achieved over a five-year period.
•	Maintain and promote a recoupment policy that allows us to recapture and cancel incentive payments paid to an executive upon the occurrence of certain material restatements to the company’s financial statements.
•	Monitor the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) so that we can ensure compliance with the requirements and promote visibility and accountability in our compensation practices.
     We believe that these changes are appropriate and will afford greater protections to our stockholders and are more closely aligned with the recommendations of independent governance analysis and proxy voting firms. Detailed discussion of the above described actions is contained in the remainder of this CD&A.
Role of the Compensation Committee, its Consultant and Management
     Our Board of Directors has entrusted the Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer and Vice President of Human Resources also play a role in the implementation of the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Committee informed. All final decisions regarding our Named Executive Officers’ compensation remain with the Committee, except in the case of our Chief Executive Officer where the Committee will make recommendations to the Board considering his compensation. Company management has no involvement with the compensation decisions with respect to our Chief Executive Officer.
     The Committee has historically engaged Pearl Meyer & Partners (“Pearl Meyer”), an executive compensation firm, to serve as its compensation consultant and to advise on executive compensation matters. In 2010, we engaged Pearl Meyer to conduct a competitive compensation analyses for the Named Executive Officers and our non-employee directors. During that time, Pearl Meyer reviewed compensation data for our peer companies in comparison to our current practices and made recommendations to the Committee. In addition, Pearl Meyer actively advised the Committee with regard to the renewal of our CEO’s employment agreement which expired in 2010 and was renewed in September 2010.

Objectives of Our Executive Compensation Program
     Compensation Philosophy
     The Committee believes that the most effective executive compensation program is one designed to recruit, retain and motivate talented leadership and reward those individuals upon the achievement of their personal and departmental objectives as well as upon our company’s achievement of specific annual, long-term and strategic goals. The Compensation Committee evaluates both market competitiveness and individual and company performance to ensure that we maintain our ability to attract, retain and motivate superior employees in key positions and that overall compensation remains competitive relative to compensation paid by our peer companies. We believe that by maintaining competitive compensation and rewarding for performance we will be able to support our overall business objectives and provide our stockholders with a superior rate of return over time.
     Our strategic business focus during the fiscal year ended December 31, 2010 consisted of the following objectives, taking into account the difficulties associated with the global economic downturn:
•	focusing on increasing same store sales performance relative to new and used vehicle sales and parts and service;
•	continuing to consolidate key operating processes and systems to improve efficiencies and reduce expenses;
•	maintaining a cost level that aligns with the anticipated level of business activity;
•	seeking new business opportunities within the automotive retail market so that we can continue to expand our business operations both in the United States (“U.S.”) and in the United Kingdom (“U.K.”); and
•	taking measures to strengthen our balance sheet and abide by important loan covenants.
     Our Named Executive Officers’ individual or departmental goals for the fiscal year ended December 31, 2010 generally consisted of the following objectives, which provide support for our business objectives:
•	recapture sales momentum that was impacted by the recent recession;
•	continue to strengthen our processes and management so we are well positioned to compete in the recovering economy;
•	accelerate the redeployment of capital management resources away from underperforming dealerships into business operations with better return potential; and
•	driving the capital allocation process, which balances the mix between investments in sustainable growth and investments that maximize return to stockholders.
     Market Analysis
     We engaged Pearl Meyer to conduct an independent market-based analysis of our executive compensation program in 2010. The market analysis process involved the comparison of long-term, short-term and total compensation with a selected group of peer companies (“Peer Companies”). Compensation data was compared at the 25th, 50th and 75th percentiles of the market.
     While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice can be useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with stockholder interest.

     In 2010, our group of Peer Companies included all of the publicly-traded automotive consolidators and specialty retailers associated with automotive sales, and automotive parts and service against whom we compete for executive talent. This list of Peer Companies is periodically reviewed and updated by the Committee. Our 2010 Peer Companies were:
•	Advance Auto Parts, Inc.
•	Asbury Automotive Group, Inc.
•	AutoNation, Inc.
•	AutoZone, Inc.
•	CarMax, Inc.
•	Genuine Parts Co.
•	Lithia Motors, Inc.
•	LKQ Corp.
•	O’Reilly Automotive, Inc.
•	Penske Automotive Group, Inc.
•	The Pep Boys — Manny, Moe & Jack
•	Rush Enterprises, Inc.
•	Sonic Automotive, Inc.
     When evaluating the compensation data and making compensation decisions, the Committee has taken into consideration the variance in revenue size among the entities comprising our Peer Companies. Additionally, the Committee has considered other differences between us and our Peer Companies such as corporate structure, tenure of officers, variance in scope of duties for each officer and other factors when calculating a benchmarking value. This value is used as the basis of comparison of compensation provided by us and our Peer Companies. However, any application of benchmarking data is tempered by our basic staffing philosophy, which is to remain as lean as practical. This guiding principle results in certain of our executive officers having a broad range of job responsibilities, which, at certain of our Peer Companies, may be divided among multiple executive officers. The Committee’s use of benchmarking for specific compensation components is described in more detail below.
Tally Sheets
     In 2010, compensation tally sheets for the Named Executive Officers were prepared by our Compensation Manager and reviewed by the Compensation Committee. In addition to the Pearl Meyer analysis, information from these tally sheets was also considered by the Compensation Committee in making compensation decisions for the Named Executive Officers, as well as guiding the design of cash and non-cash compensation and benefit programs. The Compensation Committee specifically used tally sheets in the following contexts for each Named Executive Officer:
•	To determine the value of historical compensation paid;
•	To determine the value of restricted stock awards and performance-based restricted shares forfeited in the event of a voluntary termination when making decisions regarding grants to encourage retention;

•	To understand total compensation potentially payable to the Named Executive Officers under all possible scenarios, including death/disability, retirement, voluntary termination, termination with and without cause and changes of control; and
•	To ensure that the structure of pay at different levels is fair and appropriate.
Compensation Components
     Our corporate officers are compensated through short-term and long-term incentive compensation plans, consisting of cash and non-cash compensation. Our short-term compensation components consist of annual base salary and our annual cash incentive (bonus) plan. From time to time, as circumstances may warrant, the Committee may also elect to make discretionary cash bonus awards. Our stock incentive plan is our long-term incentive compensation component. In addition, our Named Executive Officers are eligible to (i) participate in our health and welfare plans, and our retirement plans (401(k) Savings Plan, Employee Stock Purchase Plan and Deferred Compensation Plan), (ii) receive a vehicle allowance and/or demonstrator vehicle(s), depending on the position held, and (iii) receive perquisites and other personal benefits as described under “Other Benefits” below.
     Base Salary
     Design. We provide our Named Executive Officers with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with comparable companies for the skills, experience and requirements of similar positions, using benchmarking as previously discussed, in order to attract and retain top talent. In order to achieve this goal, we have generally sought to provide base salaries that fall in the 50th percentile of our Peer Companies. We believe that this range supports competitive compensation and ensures retention. In order to ensure that each officer is appropriately compensated, the Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. Individual base salary levels are generally reviewed each November and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience and our financial performance. Beginning in November of 2008, we suspended any adjustments to base salaries of our Named Executive Officers in light of the recession. Voluntary pay reductions of 10% that were introduced in February 2009 were extended through June 30, 2010.
     Results. With the voluntary reduction in place, the 2010 base salaries of Messrs. Rickel, Burman and O’Hara were $405,000, $321,750 and $238,680, respectively. Effective July 1, 2010, the 10% salary reduction was eliminated, and the base salaries for Messrs. Rickel, Burman and O’Hara were reinstated to $450,000, $357,500 and $265,200, respectively. Mr. Iuppenlatz’s base salary throughout 2010 was $385,000.
     Mr. Hesterberg’s base salary has not been increased since he joined us in April 2005 due to the Committee’s initial determination that Mr. Hesterberg’s base salary should be maintained at the 65th percentile of base salaries paid to his counterparts at our Peer Companies. Mr. Hesterberg’s base salary, which effective February 1, 2009 was voluntarily reduced by $100,000 to $900,000, was fully restored effective July 1, 2010.
     Compensation Changes for Fiscal 2011. In November 2010, the Committee elected to increase base salaries for Messrs. Rickel, Iuppenlatz, Burman and O’Hara. In determining the amounts, the Committee reviewed their salaries using the criteria described above in an effort to position them closer to the 50th percentile of the Named Executive Officers of our Peer Companies. Accordingly, the 2011 base salaries of Messrs. Rickel, Iuppenlatz, Burman, and O’Hara were increased to $500,000, $425,000, $380,000 and $280,200 respectively. No adjustment was made in the base salary of Mr. Hesterberg.
     Discretionary Bonus Awards
     Discretionary Bonuses. As discussed above, during the economic recession in 2008 and 2009, our management team played an integral role in our ability to successfully implement our business strategies. In particular, under the leadership of our executive officers, we were able to implement significant cost reductions across the company, which included salary reductions. In recognition of the contributions of our executive officers, the compensation committee approved a special bonus of $35,000 for Messrs. Rickel, Iuppenlatz, Burman and O’Hara. The size of the bonus was determined without regard to any objective metrics and was based on the subjective judgment of the Committee.
     Transition Bonus for Mark J. Iuppenlatz. Upon commencement of his employment in January 2010, Mr. Iuppenlatz was paid a one-time transition bonus of $75,000 to compensate him for transition expenses to relocate to corporate headquarters in Houston, Texas. In the event Mr. Iuppenlatz would have voluntarily resigned at any time within the first 12 months of his employment, he would have been required to repay the entire transition bonus, less one-twelfth (1/12) for each completed month of employment with the company.
     Annual Incentive Compensation Plan
     Design. Our 2010 Incentive Compensation Plan is designed to align executive officer pay with overall company financial performance, as well as performance against important short-term initiatives. The plan rewards our Named Executive Officers based on the achievement of company and individual or departmental performance objectives. Under the plan, the Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary at certain levels of performance. The target performance level is set such that, if attained, the total cash compensation amount would approximate the median total cash compensation of our Peer Companies. For the Named Executive Officers, the fiscal 2010 threshold, target and maximum annual incentives were as follows:

	2010 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Named Executive Officer	Performance	Performance	Performance
Earl J. Hesterberg	67%	83%	100%
John C. Rickel	67%	83%	100%
Mark J. Iuppenlatz	40%	50%	60%
Darryl M. Burman	40%	50%	60%
J. Brooks O’Hara	40%	50%	60%
     To arrive at the 2010 payout number, 50% of the 2010 annual cash incentive award was contingent upon our attainment of certain EPS targets and 50% was subject to the achievement of individual/departmental (mission-based) goals. The goals are established so that attaining or exceeding the performance targets is not assured and requires significant effort by our executive officers.
     The following is a description of the 2010 performance targets under the plan:
•	Financial Goal. Our 2010 financial goal was based on the achievement of certain EPS targets. EPS is generally defined as our net income divided by the weighted average number of shares of common stock outstanding during that period. This metric incentivizes our executive officers to maximize stockholder returns. We believe that establishing an EPS target is the best objective measurement as the officer is rewarded only if our stockholders are rewarded and no payments are made unless the threshold level of EPS is achieved. The Committee may, in its sole discretion, adjust payout amounts for extraordinary or unusual items, such as stock repurchases or certain asset impairments, which materially affect EPS. Although these extraordinary items would be included in our operating results, they would not typically have been considered at the time the targets were set. In 2010, our EPS objectives were:

	EPS TARGET
2010 New Vehicle Sales – U.S.	Threshold	Target	Maximum
Less than 11 million	$1.88	$1.97	$2.06
Greater than 11 million but less than 11.7 million	$1.92	$2.01	$2.10
Greater than or equal to 11.7 million	$1.97	$2.06	$2.15
% of EPS Portion Vesting	33%	67%	100%
•	Mission-based Goals. Mission-based goals typically include four to six specific goals that are normally related to the individual’s functional area and are established at the beginning of each fiscal year jointly by the executive officer and our Chief Executive Officer and reviewed by the Committee, or in the case of the Chief Executive Officer, by the Chief Executive Officer and the Committee. These goals are integral toward achieving key business objectives within the executive officer’s control, which help improve our financial performance and promote corporate efficiencies. In 2010, the following mission-based goals were assigned to each of our Named Executive Officers:

Named Executive Officer	Individual/Departmental Performance Targets
Earl J. Hesterberg	• Achieve specified new vehicle same store sales growth
• Achieve specified increase in used vehicle same store sales growth
• Achieve positive same store year over year growth in parts and service
• Further develop management training and succession planning
• Improve SG&A expense as a percent of gross profit to specified target

John C. Rickel	• Continue to manage and strengthen balance sheet to support company objectives
• Further improve accounting cost efficiency
• Manage 2010 capital expenditure within targeted levels
• Develop succession plans for key employees
• Manage SG&A expense as a percent of gross profit within targeted levels

Mark J. Iuppenlatz	• Propose acquisitions to support increased annual revenue target
• Restructure construction management group to improve cost management
• Insure capital expenditure projects are within budget
• Effectively manage dealership dispositions

Darryl M. Burman	• Effectively manage Legal Department costs
• Establish company-wide forms database
• Support the renewal/restructuring of the company’s lending needs
• Internally train, educate, and review all major safety, risk management and maintenance issues

J. Brooks O’Hara	• Complete national payroll consolidation
• Complete transition of employee benefit plans to new plan administrator
• Continue to further develop management succession process and reporting
• Improve integration of U.K. operations with U.S. from a communications and succession planning perspective

     When calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold, target, and maximum goals. That percentage is multiplied by the weight assigned to that performance measure for an executive and the resulting percentage is multiplied by the executive’s target award opportunity. The amount of each executive’s annual cash incentive award is the sum of these calculations for each performance measure, unless otherwise adjusted by the Committee.
     Results. For 2010, we exceeded the maximum target of our Financial Goal (EPS) of $2.10 per share, based on 11.6 million new vehicle units sold (as reported by J.D. Power and Associates) in the U.S. for the full year. Consequently, the “Financial” portion of the annual incentive compensation was paid out.
     In connection with its review of the performance of our Chief Executive Officer, the Committee determined that he had achieved all of his 2010 performance goals. With respect to the other Named Executive Officers, the Committee had extensive discussions with our Chief Executive Officer regarding his evaluation of the performance of those officers. Based on those discussions, the Committee determined that the other Named Executive Officers surpassed their individual and departmental goals. In making these determinations, the Compensation Committee specifically considered each executive’s leadership in achieving each of the goals described above. The Compensation Committee also considered the difficulty of achieving 2010 Incentive Compensation Plan performance goals in the face of a slowly recovering economy. Based on the Compensation Committee’s evaluation of the performance of each of our Named Executive Officers, it determined the degree to which each officer had achieved his goals and the following amounts of incentive compensation were paid:

			2010 Incentive
	% of 2010 Mission	% of 2010 Financial	Payout as a % of
Named Executive Officer	Based Award Earned	Based Award Earned	Base Salary	$ Amount Paid
Earl J. Hesterberg	100%	100%	100%	$1,000,000
John C. Rickel	100%	100%	100%	$450,000
Mark J. Iuppenlatz	100%	100%	60%	$231,000
Darryl M. Burman	100%	100%	60%	$214,500
J. Brooks O’Hara	100%	100%	60%	$159,120
     Incentive Compensation Plan Payout History. For three of the past five years, full bonus targets, including our financial based bonus targets, have been achieved. The mission-based incentive component has been fully funded 80% of the time during this period. This history underscores the challenge of meeting these goals.

Corporate Bonus Plan History
	Bonus Component Awarded
Performance Year	Mission Based	Financial Based
2010	100%	100%
2009	100%	100%
2008	50%	0%
2007	100%	0%
2006	100%	100%
     Compensation Changes for Fiscal 2011. The Committee has approved the mission-based goals for our Named Executive Officers for 2011, which are different from the 2010 mission-based goals, and instead, where applicable, are focused on increasing sales efficiency and customer satisfaction while continuing to respond to the challenges related to the slowly recovering economy. To arrive at the 2011 payout number, 50% of the 2011 annual cash incentive award will be contingent upon our attainment of certain financial (EPS) targets and 50% will be subject to the achievement of the mission-based goals assigned to each individual.
     Long-Term Equity Incentive Compensation
     Design. To align the compensation of our corporate officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our executive officers as part of our total compensation package. These awards have been made pursuant to the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan.
     We believe that restricted stock or restricted stock units, subject to time-based vesting requirements, provides better long-term incentives for key executives. The Committee believes restricted stock or restricted stock units more completely align management’s interests with those of the company and our stockholders, while helping to retain key members of our management team.
     In 2006 and 2007, the Committee approved performance-based awards for Messrs. Hesterberg and Rickel. These awards were based on three performance criteria that were determined to be key drivers for our business. They were four year awards so there remains the potential for payout if the criteria are met. Due to the economic recession and volatile market conditions, the use of performance awards was suspended in 2008.
     When determining the size of the awards, we typically consider amounts that would provide our executive officers with long-term incentive award opportunities that, when combined with base salary and annual cash incentive opportunities, result in total direct compensation within the 50th to 75th percentile of peer practices. We then take into account individual performance, the position and value of the Named Executive Officer to our company, experience and length of service to us, our desire to incentivize the officer to remain with our company, and the amount of equity previously awarded to the officer.
     Vesting of these awards is intended to facilitate retention. Consequently, the restrictions relating to the awards lapse 40% after two years and 20% in each year thereafter. Since 2008, our vesting provisions have been based on the passage of time.
     Results. In order to more closely tie annual performance to the award of equity, in November 2010 the Committee elected to move the award of equity for the named executive officers from November of each year to March of each year so that the Committee would have the benefit of knowing the full prior year’s financial results when determining the appropriate size of the equity awards. In November 2010 and in March 2011, the Committee reviewed the Tally Sheets and the competitive analysis prepared by Pearl Meyer for the Compensation Committee meetings, to determine how each Named Executive Officer’s base and total compensation compared to their peers. During both meetings, the Committee reviewed the Tally Sheets and competitive analysis in order to assess all elements of each executive’s pay relative to total compensation, and considered each executive’s current equity position for purposes of reward and retention. They also considered other factors, such as size of previous awards, contribution and effort, and company performance during the year when making the decision as to the size of the equity award for each Named Executive Officer.
     Citing their performance and leadership through the recent recession, and in order to transition from awards historically made in November to March, the Committee granted Messrs. Rickel, Burman and O’Hara an interim award of 12,000, 5,000 and 5,000 shares, respectively, of restricted stock in November 2010. The number of shares granted in November 2010 was taken into consideration when calculating the size of each person’s award in March 2011. The restrictions relating to the November and March awards for our Named Executive Officers lapse 40% after two years and 20% in each year thereafter.
     In connection with the execution of his five-year employment agreement in 2010, Mr. Hesterberg received an award of 120,000 shares of restricted stock on September 8, 2010. The award vests 40% on the second anniversary of the grant date and 20% annually thereafter. The Committee determined that the size of the award times the value of the company’s stock at the time of the award created sufficient consideration for Mr. Hesterberg to agree to enter into the new agreement. Mr. Hesterberg did not receive an award in November 2010.

     With respect to outstanding performance-based restricted shares, the Committee reviewed the goals, annual targets and results for those shares that were granted in November 2006 and determined that the gross margin target was achieved on a cumulative basis for 2010 as well as the target for same store revenue growth versus our competition for the 2010 period. Mr. Hesterberg was the only Named Executive Officer to have received performance-based shares in 2006. The Committee also reviewed the goals associated with the outstanding performance-based restricted shares awarded in 2007 to Messrs. Hesterberg and Rickel and determined that the gross margin target was achieved on a cumulative basis for 2010 as well as the target for same store revenue growth versus our competition for the 2010 period. The following table presents the 2010 targets and results for the performance criteria for these awards:

Goal	2010 Target	2010 Results
Gross Margin(1)	16.0%	15.9%
Same Store Revenue Growth(2)	At or above median of industry peer organizations	At or above median of industry peer organizations
Reduction of SG&A(3)	74.7%	79.1%

(1)	Our gross margin exceeded the target on a cumulative basis in 2010.

(2)	Same store revenue growth is calculated as a percentage and is based on total revenue for the year versus the prior year. Our same store revenue growth number is compared to the average results of our industry peer organizations based on peer company financial statement data. Our 2010 same store revenue performance exceeded the median same store revenue performance of our industry peer organizations. Our industry peer organizations include Asbury Automotive Group, Inc., AutoNation, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc. and Sonic Automotive, Inc.

(3)	Expressed as a percentage of gross profit.
     The following table presents performance-based restricted shares for which forfeiture restrictions had lapsed in 2010 and the value realized upon vesting:

	Performance-Based
Named Executive Officer	Restricted Shares Vested	$ Value Realized on Vesting
Earl J. Hesterberg	10,000	$403,150
John C. Rickel	2,500	$100,788
     Compensation Changes for Fiscal 2011. The Committee has made no material changes to our long-term incentive compensation strategy for fiscal 2011 other than to (i) continue to suspend the award of new performance-based restricted shares in light of the difficulty of setting effective targets in a very dynamic economic environment, and (ii) effect the change in timing for the award of equity from November of each year to March of each year.
     Deferred Compensation Plan
     The Group 1 Automotive, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers, other key employees and non-employee directors. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. Our corporate officers may contribute up to 50% of their base compensation and up to 100% of their incentive compensation. Participants can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Committee at 3% for 2009 and remained in effect until June 30, 2010 at which time the Committee increased the rate to 6.5%. The Committee elected to increase the declared interest rate to 8% effective January 1, 2011. This rate had been previously reduced by the Committee effective October 1, 2008, from 10% to 3%, as a cost reduction measure. We have complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of the company as it relates to the participants. For a more detailed discussion of the Deferred Compensation Plan, see the section entitled “Executive Compensation — Nonqualified Deferred Compensation.”

     401(k) Plan
     We have historically provided the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist all employees in providing for their retirement. Matching contributions made previous to this date may be in the form of cash or shares of our common stock or a combination of both, as determined by the Committee. All of our matches have been in cash for all employees.
     Effective October 1, 2008, the Committee suspended matching contributions for all participants in the plan as a cost reduction measure. This measure remained in effect throughout 2009. During June 2010, the Committee approved reinstatement of one-half of the match, effective July 1, 2010. Effective January 1, 2011, the Committee elected to restore the remaining match that had been previously suspended.
     Employee Stock Purchase Plan
     Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our Named Executive Officers, are offered the opportunity to purchase up to $25,000 annually of our common stock at a 15% discount to market, provided that the maximum number of shares that may be purchased by an employee shall not exceed 3,000 shares of common stock per quarter. This is an additional equity incentive we offer to all of our employees to further promote their interest in enhancing stockholder value.
     Other Benefits
     Health and Welfare Benefits. Our Named Executive Officers are eligible to participate in our standard medical, dental, vision, disability insurance and life insurance plans to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our full-time employees.
     Vehicle Allowance. Our Chief Executive Officer, under his employment agreement, is provided with two vehicles for his use. Senior vice presidents receive a vehicle allowance ranging from $13,500 to $15,100 per year and the use of one vehicle. Vice presidents are provided with a vehicle allowance of $11,300 per year, a vehicle, or in certain limited cases, both. Of our Peer Companies, 82% also offer comparable vehicle allowances to their corporate officers.
     Other Perquisites and Personal Benefits. We provide certain Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. For example, we pay for club membership privileges that are used for business and personal purposes by our Chief Executive Officer, Mr. Hesterberg. In addition, we own a fractional interest in an aircraft and make a portion of our time available to Mr. Hesterberg for personal use during the year. In 2010, Mr. Hesterberg was allowed a maximum of 40 flight hours for personal use; however, his actual personal usage was 21 hours. Mr. Hesterberg reimburses us for his personal use based on the published standard industry fare level valuation method. We provide this benefit to Mr. Hesterberg because it optimizes the use of his time and is consistent with similar benefits provided by our Peer Companies.
Employment Agreements, Severance Benefits and Change in Control Provisions
     We maintain employment and other compensatory agreements with certain Named Executive Officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change in control payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement.

     The employment and other compensatory agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:
     Corporate Change. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to certain Named Executive Officers if the officer’s employment is terminated following a corporate change transaction. Our intent is to promote the ability of the officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of certain corporate officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, nonsolicitation and non-compete provisions ranging from one to two years after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our company and its stockholders.
Hedging Prohibitions
     Our Named Executive Officers are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock.
Policy on Payment or Recoupment of Performance-Based Cash Bonuses and Performance-Based Stock Bonuses in the Event of Certain Restatement
     The Compensation Committee has adopted a policy on payment or recoupment of performance-based cash bonuses and performance-based stock bonuses in the event of certain restatement, which provides that we will require the payment or reimbursement (to the extent permitted by governing law) of all or a portion of any performance-based cash or performance-based stock bonus after January 1, 2009 where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement and (b) a higher or lower payment would have been made to the employee based upon the restated financial results. In each of these instances, we will, to the extent practicable: (a) either make payment to or seek to recover the cash amount by which the individual employee’s annual performance-based bonus was calculated based on the restated financial results; provided that we will not pay or seek to recover bonuses paid more than three years prior to the date the applicable restatement is disclosed; (b) cause the award or cancellation of any performance-based stock awards; and (c) seek reimbursement of any unearned gains realized on the release of performance-based stock attributable to such awards.
Stock Ownership Guidelines
     Our Board has adopted Stock Ownership Guidelines that apply to our Named Executive Officers and our non-employee directors. The Guidelines require these individuals to maintain a minimum number of shares of our common stock while they are employed by us or serve on our Board. The Guidelines reinforce the importance of aligning the longer-term interests of our executive officers with the interests of our stockholders and are expressed in terms of the value of their equity holdings as a multiple of each Named Executive Officer’s base salary, as follows:

Officer	Stock Ownership Guidelines
Earl J. Hesterberg	4 x annual base salary
John C. Rickel	2 x annual base salary
Mark J. Iuppenlatz	1 x annual base salary
Darryl M. Burman	1 x annual base salary
J. Brooks O’Hara	1 x annual base salary

     The dollar value of stock ownership is based on base salary times a multiple divided by the previous 36-month average stock price as calculated on December 31st of each year. Our non-employee directors are required to own 10,000 shares of Group 1 common stock. Stock ownership levels should be achieved by each officer and director within five years of the adoption of these guidelines, or within five years of the individual’s appointment as an officer or director.
Tax Deductions for Compensation
     In conducting our executive compensation programs, the Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our stockholders. We have in the past, and may from time to time in the future, pay compensation that is not deductible to our corporate officers.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our five current executive officers, including our Chief Executive Officer and our Chief Financial Officer.

						Change in Pension
					Non-Equity	Value and Nonqualified
				Stock	Incentive Plan	Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total
		$	$	$	$	$	$	$
Earl J. Hesterberg	2010	950,000	—	3,311,400	1,000,000	—	169,345	5,430,745
President and Chief Executive Officer	2009	908,333	—	1,102,000	1,000,000	—	294,769	3,305,102
	2008	1,000,000	—	1,853,000	200,000	37,159	219,040	3,309,199

John C. Rickel	2010	427,500	35,000	450,480	450,000	164,534	21,469	1,548,983
Senior Vice President and Chief Financial Officer	2009	408,750	—	881,350	450,000	41,384	18,157	1,799,641
	2008	450,000	—	555,900	90,000	11,300	30,922	1,138,122

Mark J. Iuppenlatz(1) Vice President, Corporate Development	2010	385,000	110,000	507,850	231,000	—	48,649	1,282,499
	2009	—	—	—	—	—	—	—

Darryl M. Burman	2010	339,625	35,000	187,700	214,500	849	21,059	798,733
Vice President and General Counsel	2009	324,729	15,500	413,250	214,500	789	20,354	989,122
	2008	357,500	—	324,275	42,900	515	16,067	741,257

J. Brooks O’Hara	2010	251,940	35,000	187,700	159,120	—	14,244	648,004
Vice President, Human Resources	2009	240,890	—	330,600	159,120	—	11,300	741,910
	2008	265,200	—	231,625	31,824	11,588	17,961	558,198

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.

(2)	The amounts in the “Stock Awards” column reflect the company’s accounting expense for these awards and do not correspond to the actual value that may be recognized by our Named Executive Officers. These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan. Assumptions made in the calculation of these amounts in fiscal years 2008, 2009 and 2010 are included in Note 5 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, respectively. Certain of these awards have no intrinsic value to the recipient until the performance or vesting schedule is met. For example: As of December 31, 2010, our Named Executive Officers had not realized any value from their 2010 awards because vesting will not begin until 2012, when forfeiture restrictions will lapse as to 40% of the awards. Forfeiture restrictions will lapse as to the remaining 60% of the 2010 awards in 20% increments in 2013, 2014 and 2015. Vesting schedules for equity and performance awards can be found in the footnotes to the “Outstanding Equity Awards as of December 31, 2010” table.

(3)	Amounts reflect above-market earnings on the Deferred Compensation Plan. Amounts are reflective of earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 4.91%.

(4)	The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above:

		401(k)
		Savings Plan		Use of			Club
		Matching	Automobile	Demonstrator	Airplane	Relocation	Membership
Name	Year	Contribution	Allowance	Vehicle(a)	Use(b)	Assistance	and Dues	Total
		$	$	$	$	$	$	$
Earl J. Hesterberg	2010	—	—	36,263	123,404	—	9,678	169,345
	2009	—	—	21,812	264,188	—	8,769	294,769
	2008	6,744	—	26,026	178,352	—	7,918	219,040

		401(k)
		Savings Plan		Use of			Club
		Matching	Automobile	Demonstrator	Airplane	Relocation	Membership
Name	Year	Contribution	Allowance	Vehicle(a)	Use(b)	Assistance	and Dues	Total
		$	$	$	$	$	$	$
John C. Rickel	2010	2,029	15,000	4,440	—	—	—	21,469
	2009	—	15,000	3,157	—	—	—	18,157
	2008	6,750	15,004	9,168	—	—	—	30,922

Mark J. Iuppenlatz	2010	4,620	11,300	3,264	—	29,465	—	48,649
	2009	—	—	—	—	—	—	—

Darryl M. Burman	2010	514	11,300	9,245	—	—	—	21,059
	2009	—	11,300	9,054	—	—	—	20,354
	2008	4,767	11,300	—	—	—	—	16,067

J. Brooks O’Hara	2010	2,944	11,300	—	—	—	—	14,244
	2009	—	11,300	—	—	—	—	11,300
	2008	6,661	11,300	—	—	—	—	17,961

(a)	Represents the incremental cost for personal use of one or more company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we keep track of through travel logs.

(b)	Represents the difference between the amount paid by the executive for the use of our leased airplane under the SIFL method and the lease cost for us of such use. The SIFL method calculates the executive’s use by multiplying the SIFL cents-per-mile rates applicable for the period during which the flight was taken by the appropriate aircraft multiple (a factor that is determined by using the weight of the aircraft being used, and is also dependent upon whether Mr. Hesterberg is considered a “control employee,” or an officer of our company, which he is) and then adding the applicable terminal charge. The SIFL cents-per-mile rates in the formula and the terminal charge are calculated by the Department of Transportation and are revised semi-annually.
Grants of Plan-Based Awards
     The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards that have been transferred, during 2010:

					All Other Stock
		Estimated Future Payouts Under			Awards: Number of	Grant Date Fair
		Non-Equity Incentive Plan Awards			Shares of Stock or	Value of Stock and
Name	Grant Date	Threshold	Target	Maximum	Units	Option Awards
		$	$	$	#	$
Earl J. Hesterberg	—	666,667	833,333	1,000,000	—	—
	09/08/2010	—	—	—	120,000	3,311,400

John C. Rickel	—	300,000	375,000	450,000	—	—
	11/10/2010	—	—	—	12,000	450,480

Mark J. Iuppenlatz	—	154,000	192,500	231,000	—	—
	01/01/2010	—	—	—	17,500	507,850

Darryl M. Burman	—	143,000	178,750	214,500	—	—
	11/10/2010	—	—	—	5,000	187,700

J. Brooks O’Hara	—	106,080	132,600	159,120	—	—
	11/10/2010	—	—	—	5,000	187,700

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following is a discussion of material factors we believe are necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2010.
     Employment, Incentive Compensation and Non-Compete Agreements
     Earl J. Hesterberg. On April 9, 2005, we entered into a five year employment agreement with Mr. Hesterberg, which we amended, effective as of November 8, 2007.
     Effective September 8, 2010, we entered into a new employment agreement with Mr. Hesterberg. Mr. Hesterberg’s annual base salary under the employment agreement is $1,000,000. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Hesterberg through December 31, 2015. At that time, the employment agreement will automatically convert to a month-to-month relationship terminable at any time by either employer or employee for any reason upon 180 days advance written notice. For any new equity awards granted under the term of his new agreement, the tax gross up in conjunction with involuntary termination events has been eliminated. The other terms of the new employment agreement remain substantially similar to those of the expired employment agreement.
     Simultaneous with the execution of the new employment agreement, Mr. Hesterberg entered into a non-compete agreement. In connection with execution of the employment agreement, we granted Mr. Hesterberg 120,000 shares of restricted stock pursuant to the terms and conditions of the company’s 2007 Long Term Incentive Plan.
     Mr. Hesterberg is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Hesterberg has the use of two demonstrator vehicles of his choice.
     All bonus awards will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments pursuant to this program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     John C. Rickel. Effective January 1, 2009, we entered into a new employment agreement with Mr. Rickel. Subject to the terms and conditions of the agreement, we agreed to employ Mr. Rickel through December 31, 2010. Mr. Rickel’s employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 60 days prior written notice of termination to the other party. The employment agreement provides for a payment of thirty months’ base salary payable in a single lump sum on the first day of the seventh month following Mr. Rickel’s separation under the corporate change provision. The agreement also eliminates a change in board composition as a corporate change event, and excise tax payments related to involuntary terminations.
     Mr. Rickel’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Rickel is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Rickel has the use of one demonstrator vehicle of his choice and a vehicle allowance totaling $1,250 per month.
     Mark J. Iuppenlatz. On January 1, 2010, we entered into an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Iuppenlatz. Pursuant to the agreement, in consideration of Mr. Iuppenlatz’s entering into certain restrictive covenants, we granted him 10,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan.
     Darryl M. Burman. Effective December 1, 2009, we entered into a new employment agreement with Mr. Burman. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Burman through November 30, 2011. Mr. Burman’s employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 60 days prior written notice of termination to the other party. The employment agreement provides for a payment of fifteen months’ base salary payable in a single lump sum on the first day of the seventh month following Mr. Burman’s separation under the corporate change provision. The agreement also eliminates a change in board composition as a corporate change event, and excise tax payments related to involuntary terminations.
     Mr. Burman’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Burman is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Burman has the use of one demonstrator vehicle of his choice and a vehicle allowance totaling $941.66 per month.
     J. Brooks O’Hara. We have not entered into an employment, incentive compensation or non-compete agreement with Mr. O’Hara.
     Salary and Bonus in Proportion to Total Compensation
     The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of salary and bonus.

		Percentage of
		Total
Named Executive Officer	Year	Compensation
Earl J. Hesterberg	2010	17%
	2009	27%
	2008	30%

John C. Rickel	2010	30%
	2009	23%
	2008	40%

Mark J. Iuppenlatz(1)	2010	39%
	2009	—

Darryl M. Burman	2010	47%
	2009	34%
	2008	48%

J. Brooks O’Hara	2010	44%
	2009	32%
	2008	48%

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for our Named Executive Officers.

	Restricted Stock Awards(2)
							Equity Incentive
					Equity Incentive		Plan Awards: Market
					Plan Awards: Number		or Payout Value of
				Market Value of	of Unearned Shares,		Unearned Shares,
			Number of Shares or	Shares or Units of	Units or Other		Units or Other
			Units of Stock That	Stock That Have Not	Rights That Have		Rights That Have
Name	Grant Date(2)		Have Not Vested	Vested	Not Vested		Not Vested
			(#)	($)	(#)		($)
Earl J. Hesterberg	11/16/2006		6,000	250,560
	11/7/2007		12,000	501,120
	11/7/2007	(3)	10,000	417,600
	11/4/2008		120,000	5,011,200
	11/11/2009		40,000	1,670,400
	9/8/2010		120,000	5,011,200

	1/1/2007—12/31/2010	(4)			10,000	(6)	417,600
	1/1/2008—12/31/2011	(5)			15,000		626,400

John C. Rickel	2/20/2006		3,000	125,280
	5/24/2006		2,000	83,520
	11/15/2006		2,500	104,400
	11/7/2007		6,000	250,560
	11/4/2008		36,000	1,503,360
	3/12/2009		20,000	835,200
	11/11/2009		25,000	1,044,000
	11/10/2010		12,000	501,120

	1/1/2008—12/31/2011	(5)			7,500		313,200

Mark J. Iuppenlatz(1)	1/1/2010		10,000	417,600
	1/1/2010		7,500	313,200

Darryl M. Burman	12/1/2006		1,000	41,760
	11/7/2007		6,000	250,560
	11/4/2008		21,000	876,960
	11/11/2009		15,000	626,400
	11/10/2010		5,000	208,800

J. Brooks O’Hara	11/15/2006		1,000	41,760
	11/7/2007		4,000	167,040
	11/4/2008		15,000	626,400
	11/11/2009		12,000	501,120
	11/10/2010		5,000	208,800

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010.

(2)	Except as described in footnotes 3, 4 and 5 below, restricted stock awards have a five-year vesting schedule: 40% of the award vests in year 2, and 20% vests in years 3, 4 and 5.

(3)	This award vests 100% on November 7, 2012.

(4)	Performance Award: vests 25% over a 4 year period (01/01/2007 — 12/31/2010), based on achieving certain performance objectives.

(5)	Performance Award: vests 25% over a 4 year period (01/01/2008 — 12/31/2011), based on achieving certain performance objectives.

(6)	Performance criteria related to 10,000 shares were deemed not to be met; therefore these shares were forfeited as of March 8, 2011.

Option Exercises and Stock Vested
     The following table provides information relating to the vesting of restricted stock and stock options exercised during 2010 on an aggregated basis for each of our Named Executive Officers.

	Stock Awards		Stock Options
			Number of
	Number of		Shares
	Shares	Value Realized	Acquired on	Value Realized on
Name	Acquired on Vesting	on Vesting	Exercise	Exercise
	(#)	($)	(#)	($)
Earl J. Hesterberg	134,500	4,678,898	—	—
John C. Rickel	37,000	1,316,883	—	—
Mark J. Iuppenlatz	—	—	—	—
Darryl M. Burman	18,000	670,890	—	—
J. Brooks O’Hara	14,520	538,608	3,900	46,466
Nonqualified Deferred Compensation
     The following table sets forth our Named Executive Officers’ information regarding the Deferred Compensation Plan, including, with respect to each officer, (1) the aggregate contributions made by the officer, (2) the aggregate interest or other earnings accrued, (3) the total balance of the officer’s account.

	Executive
	Contributions in		Aggregate Balance
	Last	Aggregate Earnings	at Last
Name	FY(2)	in Last FY	FYE(3)
	$	$	$
Earl J. Hesterberg	—	88,500	1,973,624
John C. Rickel	465,750	218,545	1,487,300
Mark J. Iuppenlatz(1)	—	—	—
Darryl M. Burman	21,450	2,642	43,601
J. Brooks O’Hara	31,824	19,823	431,832

(1)	Mr. Iuppenlatz was hired as Vice President, Corporate Development effective January 1, 2010. While Mr. Iuppenlatz is eligible to participate in the Deferred Compensation Plan, he did not participate during the 2010 calendar year.

(2)	Reported as compensation to the Named Executive Officer in the Summary Compensation Table.

(3)	The following portions of the aggregate balance amounts for each of the following Named Executive Officers were reported as compensation to the officer in the Summary Compensation Table in previous years: Mr. Hesterberg — $500,000 for 2009 and $170,000 for 2008; Mr. Rickel — $561,630 for 2009 and $180,000 for 2008; Mr. Burman — $11,500 for 2009 and $6,435 for 2008; and Mr. O’Hara — $15,912 for 2009 and $21,216 for 2008.
     Pursuant to the Deferred Compensation Plan, certain corporate officers, including Named Executive Officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned. At the plan administrative committee’s discretion, deferral elections with respect to certain performance-based compensation may be made not later than six months prior to the end of the performance period in which such compensation is earned. In addition, for each calendar year, we defer an amount on behalf of each executive equal to the amount of the employer match the executive forfeited under the 401(k) Savings Plan in order for the plan to comply with the nondiscrimination requirements of the Internal Revenue Code; no such contributions were necessary with respect to the 2010 year. We may also make discretionary credits to an officer’s account from time to time, which credits will be subject to a vesting schedule established by us at the time of such credit. We did not make any discretionary contribution credits during the 2010 year. If no vesting schedule is established, the officer will be vested in a percentage of the discretionary employer deferral equal to the officer’s vested interest in his “employer contribution account” under the 401(k) Savings Plan. If we undergo a corporate change, the officer will become fully vested in his account under the Deferred Compensation Plan.
     Benefits under the Deferred Compensation Plan will be paid no earlier than upon the executive’s termination of service, or, upon a certain date elected by the officer. Benefits will be paid, at the participant’s election, in a lump sum or in annual installments, although all distributions will be paid in cash. Payments upon an executive’s termination of service may be delayed for six months to the extent necessary to comply with the requirements of section 409A of the Internal Revenue Code. Except in the event of unforeseeable financial emergencies, in-service withdrawals are generally not permitted in the Deferred Compensation Plan, although the necessary portion of a participant’s vested account balance may be distributed in order to satisfy certain employment, federal or state taxes. An unforeseeable financial emergency shall allow a participant to access vested funds in his accounts upon the occurrence of: (1) a severe financial hardship of the participant that results from an illness or accident of the participant, or the participant’s beneficiary, spouse or dependent; (2) loss of the participant’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance as described in Section 409A of the Internal Revenue Code arising as a result of events beyond the participant’s control.
     Deferred amounts will be deemed to be notionally invested in such fund as the participants shall designate. The table below shows the funds and investment options available under the Deferred Compensation Plan and the annual rate of return for each fund for the calendar year ended December 31, 2010, as reported by the plan’s administrative committee (the default investment is the Group 1 Guaranteed Crediting Rate investment option). Aside from the Group 1 Guaranteed Crediting Rate, each of these funds is also available in our 401(k) Savings Plan.

Name of Fund	Rate of Return
Alger Capital Appreciation Institutional Fund — Institutional Class	13.48%
Allianz NFJ Small-Cap Value Fund — Institutional Class	25.36%
American Century Inflation Adjusted Bond Fund — Institutional Class	5.70%
American Funds® EuroPacific Growth Fund® — Institutional Class	9.72%
American Funds® The Growth Fund® of America — Class R5	12.63%
Buffalo Small Cap Fund	16.59%
Cohen & Steers Institutional Realty Shares — Institutional Class	27.63%
Columbia Acorn International Fund — Class Z	22.70%
Fidelity High Income Fund	13.73%
Fidelity Retirement Money Market Portfolio	0.02%
Group 1 Guaranteed Crediting Rate	4.75%
INVESCO Van Kampen Growth & Income Fund — Class Y	12.92%
Morgan Stanley Institutional Fund Trust Mid Cap Growth Portfolio — Class P Shares	32.69%
Oakmark Equity & Income Fund — Class I	9.50%
Oppenheimer Developing Markets Fund — Class Y	27.39%
PIMCO Total Return Fund — Administrative Class	8.56%
Prudential Jennison Natural Resources Fund — Class A	27.79%
RidgeWorth Mid-Cap Value Equity Fund — I Shares	27.66%
Spartan® 500 Index Fund — Investor Class	14.98%
Spartan® Extended Market Index Fund — Investor Class	28.58%
Spartan® International Index Fund — Investor Class	7.70%
Vanguard Total Bond Market Index Fund — Investor Shares	6.42%

Potential Payments upon Termination or Change in Control
     Certain of our equity-based compensation award agreements or employment agreements contain a ''single trigger’’ for accelerated vesting of equity awards, which means vesting accelerates upon a corporate change irrespective of whether the officer is terminated. We also provide the executives with certain severance payments in the event of a termination in connection with a corporate change (or “double trigger” payments) because we feel that such provisions create important retention tools for us. Providing for accelerated vesting of equity awards upon a corporate change enables employees to realize value from these awards in the event that we undergo a corporate change transaction, while post-termination payments allow employees to walk away with value in the event of certain terminations of employment that were beyond their control. In addition, we believe that it is important to provide the Named Executive Officers with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and post-termination as they seek future employment. We believe that such protections maximize shareholder value by encouraging the NEOs to review objectively any proposed transaction in determining whether such proposed transaction is in the best interest of our shareholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a corporate change of that company and post-termination payments, and we have consistently provided this benefit to the Named Executive Officers in order to remain competitive in attracting and retaining skilled professionals in our industry.
     The discussion below discloses the amount of compensation and/or other benefits due to each of our Named Executive Officers in the event of a termination of the officer’s employment upon death, Disability, with and without Cause, for certain Constructive Termination Events, and following a Corporate Change. The amounts shown were determined using the following assumptions:
•	The termination of each Named Executive Officer was effective on December 31, 2010; the amounts earned through such time are estimates of the amounts that would be paid out to the officers upon their termination on this date. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us.

•	Amounts shown in the “Excise Tax Payment” line for Mr. Hesterberg reflect the amount payable to him to offset any excise tax imposed under the Internal Revenue Code on payments received under the Corporate Change severance agreement and any other excise or regular income taxes imposed on Mr. Hesterberg as a result of this initial excise tax reimbursement. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2005 through 2009. The benefit amount in excess of his “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, it is subject to an excise tax. For any new equity awards granted under the term of his new agreement, the tax gross up in conjunction with involuntary termination events has been eliminated. No other Named Executive Officer is entitled to an excise tax payment.

•	Please note that any amounts that have been included here for purposes of showing aggregate amounts received by the Named Executive Officers upon a separation from service with us may have been discussed or disclosed in other sections of this proxy statement, but such amounts shall only be paid to the Named Executive Officers once.

•	The closing price of our stock on December 31, 2010 was $41.76 per share.

•	The definitions below for the individual agreements we have entered into with our Named Executive Officers may not have the same meaning as when those same terms are used in our 2010 Incentive Compensation Plan, the 2007 Long Term Incentive Plan, the Deferred Compensation Plan, the 401(k) Savings Plan or the Employee Stock Purchase Plan.
     The employment agreements of Messrs. Hesterberg, Rickel and Burman, and the incentive compensation agreement of Mr. Iuppenlatz generally contain the following terms, except where noted otherwise below:
•	“Cause” shall mean any of the following: (1) conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) breach of any material provision of either an agreement with us or our Code of Conduct; (3) the use, for his own benefit, of any confidential or proprietary information of ours, or willfully divulging for his benefit such information; (4) fraud or misappropriation or theft of any of our funds or property;

(5) willful refusal to perform his duties or (6) gross negligence; provided, however, that we, before terminating the executive under (2) or (5), must first give written notice to him of the nature of the alleged breach or refusal and must provide him with a minimum of fifteen days to correct the problem. Before terminating him for purported gross negligence we must give written notice that explains the alleged gross negligence in detail and must provide him with a minimum of 20 days to correct the problem, unless correction is inherently impossible. Mr. Iuppenlatz’s agreement also includes the intentional damage to our property and the material breach of his agreement with us in his definition of “Cause.”

•	“Corporate Change” shall mean the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by us, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) solely with regard to Messrs. Hesterberg and Iuppenlatz’s employment agreement and incentive compensation agreement, during any period of 24 consecutive months, the members of our “Incumbent Board” cease to constitute at least a majority of the members of our board of directors; (3) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our stockholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; or (4) our stockholders approve our complete liquidation or dissolution. “Incumbent Board” means the members of our board of directors immediately prior to the 24 month period and members of our board of directors whose nomination or selection as a director is approved by the then current members of our Incumbent Board.

•	“Constructive Termination Event” shall occur upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement; (2) relocation without his consent of his primary employment location of more than 50 miles; (3) our request that the executive perform any illegal activity or sign-off on any inappropriate financial statement or acknowledgement; (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority; or (5) a material negative reduction in base salary or incentive compensation targets within six months after a Corporate Change, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of fifteen days to correct the problem, unless correction is inherently impossible.

•	“Disability” for Messrs. Hesterberg, Rickel and Burman shall mean the executive’s becoming incapacitated by accident, sickness or other circumstance that in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days; Mr. Iuppenlatz’s agreement requires an ailment or condition to prevent him from actively carrying out his duties for a continuous period of 120 days.

•	For Messrs. Hesterberg, Rickel and Burman, an “Involuntary Termination” shall mean a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason without Cause, at the discretion of our Board; an “Involuntary Termination” for Messrs. Rickel and Burman also includes the nonrenewal of their employment agreements by the Board; an “Involuntary Termination” for Mr. Iuppenlatz also includes Mr. Iuppenlatz’ right to terminate employment following our reduction of his base salary or incentive compensation targets within a six month period immediately following a Corporate Change that we do not cure within a 30 day period.

•	“Voluntary Termination” shall mean a termination by the executive other than for a Constructive Termination Event.
     The individual agreements of Messrs. Hesterberg, Rickel, Burman and Iuppenlatz contain the following provisions that could impact the amount of compensation that the executives receive at or following their separation from service from us:

•	The employment agreements contain a covenant that the executives will not sue or lodge any claim against us based upon an Involuntary Termination for any payments in addition to those described below. In the event that the executive breaches this covenant, we will be entitled to recover from that executive all sums we or any of our subsidiaries or affiliates have expended in relation to such action. We will also be entitled to offset any amounts expended in relation to defending such claim against any amounts owed to the executive prior to a final determination of the arbitration provisions provided for in the employment agreement. Mr. Iuppenlatz’s individual agreement would require him to execute a general release in our favor prior to receiving any severance compensation from us.

•	The executives have agreed not to disclose, during or at any time after their employment with us, any of our confidential information or trade secrets. The executives will return all proprietary materials, and all copies thereof, to us upon a termination of employment for any reason, and all copyrighted works that the executive may have created during his employment relating to us or our business in any manner shall remain our property.
Earl J. Hesterberg
     Following his resignation and expiration of the employment agreement, provided that Mr. Hesterberg satisfies all post-employment requirements, any subsequent awards granted to Mr. Hesterberg during his employment with the company will vest. The employment agreement provides for a payment of 30 months’ base salary payable in a single lump sum on the first day of the seventh month following Mr. Hesterberg’s separation under the Corporate Change provision. The agreement also eliminates a change in board composition as a Corporate Change event, and excise tax payments related to new equity granted after the new agreement associated with involuntary terminations. The other terms of the new employment agreement remain substantially similar to those of the expired employment agreement.
     Along with his employment agreement, Mr. Hesterberg has also entered into a non-compete with us, which provides that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. Hesterberg violates this provision, he will also forfeit his rights to any restricted stock and stock options granted pursuant to his employment agreement, and we will have the right to refrain from making any further payments under that agreement, as well as to receive back from Mr. Hesterberg the full value of any payments which were previously made to him in the previous twelve months as well as the value of any restricted stock or stock options that may have vested during the past twelve months from the date of Mr. Hesterberg’s termination.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Hesterberg, our President and Chief Executive Officer:

	Involuntary Termination		Constructive Termination		Corporate Change		Voluntary Termination and Termination for Cause		Death and Disability
Salary and Bonus	$3,000,000	(1)	$3,000,000	(2)	$3,500,000	(3)	N/A	(4)	$1,000,000	(5)
Equity Compensation	13,906,080	(6)	13,906,080	(6)	13,906,080	(6)	N/A		13,906,080	(6)
Use of Vehicle	10,506	(8)	10,506	(8)	N/A		N/A		21,012	(8)
Continued Medical	32,208	(9)	32,208	(9)	N/A		N/A		32,208	(9)
Excise Tax Payment	N/A	(7)	N/A	(7)	2,105,998	(7)	N/A	(7)	N/A	(7)

Total	$16,948,794		$16,948,794		$19,512,078		N/A		$14,959,300

(1)	Under his employment agreement, if Mr. Hesterberg is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, as of December 31, 2010, was $1,000,000, divided by 12, and multiplied by the lesser of 24 months or the remaining months in the term of the employment agreement, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro rata bonus (based on his termination date, which as of December 31, 2010 would have been $1,000,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Hesterberg’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his employment agreement, if Mr. Hesterberg terminates his employment following a Constructive Termination Event, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2010, was $1,000,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement. Mr. Hesterberg will be entitled to a pro rata bonus (based on his termination date, which as of December 31, 2010 would have been $1,000,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Hesterberg’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Hesterberg terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after a corporate change, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2010, was $1,000,000, divided by 12, and multiplied by 30 months. Mr. Hesterberg will be entitled to a pro rata bonus (based on his termination date, which as of December 31, 2010, would have been $1,000,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Hesterberg’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(4)	Under his employment agreement, if Mr. Hesterberg is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Hesterberg shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(5)	Under his employment agreement, upon his termination of employment as a result of death or disability, Mr. Hesterberg will be entitled to his pro rata salary through the date of such termination and a pro rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Hesterberg’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(6)	Under his employment agreement, if Mr. Hesterberg’s employment is terminated as described in note (1), note (2), note (3) or note (5), to this table, all restricted stock and stock options granted to Mr. Hesterberg will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2010, Mr. Hesterberg had a total of 333,000 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $41.76 by the 333,000 shares of restricted stock Mr. Hesterberg held on December 31, 2010 that we assume for purposes of this calculation would be subject to accelerated vesting, to equal $13,906,080.

(7)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Hesterberg would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Hesterberg an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes.

(8)	Mr. Hesterberg will be entitled to the use of the demonstrator vehicle for a period of six months, although in the event of his death, the use of the vehicle would go to his surviving spouse, if any, for a period of twelve months rather than six.

(9)	Mr. Hesterberg and his spouse will receive continued medical coverage until (a) Mr. Hesterberg receives comparable coverage at a new employer, (b) Mr. Hesterberg’s death, or (c) a period of 36 months. Amounts shown here are calculated using the COBRA costs for continued coverage as of December 31, 2010.
John C. Rickel
     Along with his original employment agreement, Mr. Rickel also entered into an Incentive Compensation and Non-Compete Agreement with us, providing that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. Any restricted stock granted to Mr. Rickel under this agreement will be forfeited in the event that Mr. Rickel violates this agreement.

     The following table shows the potential payments upon termination or Corporate Change for Mr. Rickel, our Senior Vice President and Chief Financial Officer:

							Voluntary
							Termination for
	Involuntary		Constructive				Termination and	Death and
	Termination		Termination		Corporate Change		Cause	Disability
Salary and Bonus	$900,000	(1)	$900,000	(2)	$1,575,000	(3)	N/A (4)	$450,000	(5)
Equity Compensation	4,760,640	(6)	4,760,640	(6)	4,760,640	(6)	N/A	4,760,640	(6)
Use of Vehicle	2,220	(7)	2,220	(7)	N/A	(7)	N/A (7)	4,440	(7)

Total	$5,662,860		$5,662,860		$6,335,640		N/A	$5,215,080

(1)	Under his employment agreement, if Mr. Rickel is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, as of December 31, 2010, was $450,000, divided by 12, and multiplied by the greater of 12 months or the remainder of the months in the term of the employment agreement, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro rata bonus (based on his termination date, which as of December 31, 2010 would have been $450,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his employment agreement, if Mr. Rickel terminates his employment following a Constructive Termination Event, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2010, was $450,000, divided by 12, and multiplied by the greater of 12 months or the remainder of the months in the term of the employment agreement. Mr. Rickel will be entitled to a pro rata bonus (based on his termination date, which as of December 31, 2010 would have been $450,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Rickel terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after a corporate change, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2010, was $450,000, divided by 12, and multiplied by 30 months. Mr. Rickel will be entitled to a pro rata bonus (based on his termination date, which as of December 31, 2010, would have been $450,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(4)	Under his employment agreement, if Mr. Rickel is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Rickel shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(5)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Rickel will be entitled to his pro rata salary through the date of such termination and a pro rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(6)	Under his employment agreement, if Mr. Rickel’s employment is terminated as described in note (1), note (2), note (3) or note (5), to this table, all restricted stock and stock options granted to Mr. Rickel will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2010, Mr. Rickel had a total of 114,000 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $41.76 by the 114,000 shares of restricted stock Mr. Rickel held on December 31, 2010 that we assume for purposes of this calculation would be subject to accelerated vesting, to equal $4,760,640.

(7)	Mr. Rickel will be entitled to the use of the demonstrator vehicle for a period of six months, although in the event of his death, the use of the vehicle would go to his surviving spouse, if any, for a period of twelve months rather than six.

Darryl M. Burman
     Along with his employment agreement, Mr. Burman has also entered into an Incentive Compensation and Non-Compete Agreement with us, which provides that for a period of one year following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. However, upon such termination, Mr. Burman shall not be prohibited from immediately engaging in the practice of law, independently or with a law firm, or from performing legal services on our behalf or any business competitive with any line of business conducted by us or any of our subsidiaries or affiliates (including, without limitation, any public or private auto retailer), regardless of termination for Cause, Voluntary Termination, Involuntary Termination, or expiration of his agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Burman, our Vice President and General Counsel:

							Voluntary
							Termination and
	Involuntary		Constructive				Termination for	Death and
	Termination		Termination		Corporate Change		Cause	Disability
Salary and Bonus	$572,000	(1)	$572,000	(2)	$661,375	(3)	N/A (4)	$214,500	(5)
Equity Compensation	2,004,480	(6)	2,004,480	(6)	2,004,480	(6)	N/A	2,004,480	(6)
Use of Vehicle	4,622	(7)	4,622	(7)	N/A	(7)	N/A (7)	4,622	(7)

Total	$2,581,102		$2,581,102		$2,665,855		N/A	$2,223,602

(1)	Under his employment agreement, upon an Involuntary Termination, Mr. Burman will be entitled to receive: (a) his base salary, which, as of December 31, 2010, was $357,500, for the greater of twelve months or the number of months remaining in the term of the employment agreement, in a single lump sum payment on the first day of the seventh month following his separation from service; and (b) a pro rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred. At December 31, 2010, Mr. Burman had eleven months left in his employment agreement, and this payment was calculated by taking twelve months of his salary, added to his pro rata bonus of $214,500.

(2)	Under his employment agreement, if Mr. Burman terminated his employment following a Constructive Termination Event, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of his base salary, which, as of December 31, 2010 was $357,500, divided by 12 and multiplied by the greater of 12 months or the remainder of the months in the term of the employment agreement. Mr. Burman will be entitled to a pro rata bonus (based on his termination date, which as of December 31, 2010 would have been $214,500), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (i) the first day of the seventh month following Mr. Burman’s separation from service, or (ii) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Burman terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to: (a) his base salary, which, as of December 31, 2010, was $357,500, divided by 12, and multiplied by 15 months, paid in a lump sum payment on the first day of the seventh month following his termination of service, and (b) a pro rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(4)	Under his employment agreement, if Mr. Burman is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Burman shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(5)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Burman will be entitled to his pro rata salary through the date of such termination and a pro rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(6)	Under his employment agreement, if Mr. Burman’s employment is terminated as described in note (1), note (2), note (3) or note (5) to this table, all restricted stock and stock options granted to Mr. Burman will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2010, Mr. Burman had a total of 48,000 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $41.76 by the 48,000 shares of restricted stock Mr. Burman held on December 31, 2010 that we have assumed for purposes of this calculation would be subject to accelerated vesting, to equal $2,004,480.

(7)	Mr. Burman is entitled to the use of a demonstrator vehicle for a period of six months, although with respect to the “Death and Disability” column, the benefit applies only in the event of a Disability.
Mark J. Iuppenlatz
     We entered into an Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement with Mr. Iuppenlatz on January 1, 2010. This agreement governs the grant of 10,000 shares of restricted stock to Mr. Iuppenlatz. The restricted stock will be issued pursuant to our 2007 Long Term Incentive Plan and governed by the terms and conditions of this plan as well as Mr. Iuppenlatz’s individual agreement. Along with various terms and conditions of his employment relationship with us, Mr. Iuppenlatz’s agreement also provides that for a period of two years following his termination of employment, he will not compete with us within a 50-mile radius from any dealership that we have an ownership interest in on the date of his termination of employment, induce any of our employees to leave his or her employment with us, or hire any of our employees. Any restricted stock granted to Mr. Iuppenlatz under his agreement will be forfeited in the event that he violates this agreement. Mr. Iuppenlatz also received an award of 7,500 shares of restricted stock on January 1, 2010. The award vests 40% on the second anniversary of the grant date and 20% annually thereafter.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Iuppenlatz, our Vice President, Corporate Development:

			Voluntary Termination
	Involuntary		and Termination for
	Termination		Cause
Salary and Bonus	$616,000	(1)	N/A (2)
Equity Compensation	313,200	(3)	N/A (3)

Total	$929,200		N/A

(1)	Under his agreement, if Mr. Iuppenlatz is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, if his agreement had been effective as of December 31, 2010, would have equaled $385,000, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro rata bonus (based on his termination date, which, if his agreement had been effective as of December 31, 2010 would have been $231,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Iuppenlatz’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his agreement, if Mr. Iuppenlatz is terminated by us for Cause, or he terminates his employment with us for any reason other than for a Constructive Termination Event, all compensation and benefits will cease and terminate as of the date of termination. Mr. Iuppenlatz shall be entitled to his pro rata salary through the date of such termination, if any, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(3)	Under his agreement, if Mr. Iuppenlatz’s employment is terminated due to an Involuntary Termination, all restricted stock other than the original 10,000 shares of restricted stock granted to Mr. Iuppenlatz will become 100% vested. As of December 31, 2010,Mr. Iuppenlatz had a total of 7,500 unvested shares of restricted stock that qualified. The amount in the table was calculated by multiplying $41.76 by the 7,500 shares of restricted stock Mr. Iuppenlatz held on December 31, 2010 that we have assumed for purposes of this calculation would be subject to accelerated vesting, to equal $313,200.

REPORT OF THE COMPENSATION COMMITTEE
     During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Committee:
•	reviewed and discussed the disclosure set forth under the heading “Compensation Discussion and Analysis” with management; and

•	based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2010.
     Respectfully submitted by the Compensation Committee of the Board of Directors,
Max P. Watson, Jr. (Chairman)
John L. Adams
Louis E. Lataif
Beryl Raff
J. Terry Strange

DIRECTOR COMPENSATION
Non-Employee Director Compensation
     During 2009, the Board of Directors unanimously voted to reduce by 10% the cash component (excluding vehicle allowances) of their compensation, including cash retainers, committee retainers and meeting fees. The compensation reductions were to support the company-wide cost reduction measures instituted by the company. The reductions remained in place through June 30, 2010. Effective July 1, 2010, the Board of Directors unanimously voted to restore the cash component of their compensation to levels in place prior to the reductions.
     The following table sets forth a summary of the compensation we paid to our non-employee directors in 2010. Directors who are our full-time employees receive no compensation for serving as directors. The only current employee serving as a director is Earl J. Hesterberg, our President and Chief Executive Officer.

	Fees Earned or Paid	Stock	All Other
Name	in Cash or Stock	Awards(1)	Compensation(2)	Total
John L. Adams	$183,979	$94,971	$18,193	$297,143
Louis E. Lataif	$94,754	$94,971	$17,600	$207,325
Stephen D. Quinn	$93,404	$94,971	$17,600	$205,975
Beryl Raff	$67,279	$94,971	$16,323	$178,573
J. Terry Strange	$107,529	$94,971	$17,600	$220,100
Max P. Watson, Jr.	$82,479	$94,971	$17,600	$195,050

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan. Assumptions made in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K.

(2)	Reflects the maximum cost associated with the personal use of one company vehicle or the economic equivalent.
     As of December 31, 2010, the aggregate number of unexercised option awards was as follows: Mr. Adams — 0; Mr. Lataif — 0; Mr. Quinn — 10,000; Ms. Raff — 0; Mr. Strange — 10,000; and Mr. Watson — 16,000. These options are all fully vested.
Retainers And Fees
     Each non-employee director received the following compensation during 2010, reflecting the 10% reduction implemented in February 2009 and in place through June 30, 2010 (post-June 30, 2010 annual retainer and fee amounts are included in parentheses):
•	an annual retainer of (1) $33,250 ($35,000) in cash and (2) restricted stock or restricted stock units valued at approximately $95,000 at the time of the grant pursuant to the 2007 Long Term Incentive Plan;

•	an additional cash retainer of $23,750 ($25,000) for the chair of the Audit Committee, $9,500 ($10,000) for the chair of the Compensation Committee and $7,125 ($7,500) for the chairs of the Nominating/Governance Committee and the Finance/Risk Management Committee;

•	a meeting fee of $2,250 in cash for each Board and Audit Committee meeting attended from January through June, and beginning in July, a meeting fee of $2,500 in cash for each Board and Audit Committee meeting attended; a meeting fee of $1,350 in cash for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended from January through June, and beginning in July, a meeting fee of $1,500 in cash for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended; and

•	the use of one vehicle, or the economic equivalent.
     Also effective through June 2010, the additional annual retainer paid to our non-executive chairman of our Board of Directors was reduced by 10% to $90,833 ($100,000). Beginning in July, the annual retainer was restored to $100,000.
     All cash retainer amounts and all meeting fees are paid quarterly. The equity portion of the annual retainer is paid annually. Abbreviated meetings, as determined at the discretion of the chair, result in the payment of one-half of the regular fees for the meeting.
     An increase in the annual cash retainer paid to the chairs of the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee, was approved in November 2010. The cash retainers were increased after a review of the compensation analysis indicated that the annual cash retainer component of our non-employee directors’ compensation for certain committee chairs was not in line with that of directors at our peer group companies. Accordingly, the annual cash retainer paid to the chairs of the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee was increased to $15,000, $10,000 and $10,000, respectively. The annual cash retainer paid to the chair of the Audit Committee was not increased since it is competitive with that of the Audit Committee chairs at our peer group companies.
Equity-Based Compensation
     The equity portion of our non-employee directors’ 2010 annual retainer was approved in November 2009 and consisted of a grant of approximately $95,000 of restricted stock or restricted stock units. The grant was effective January 4, 2010 and the number of units was to be determined based on the average of the high and low market price of our common stock on that date. Accordingly, each non-employee director received 3,221 shares of restricted stock in payment of the equity portion of the 2010 annual retainer.
     The restricted stock or restricted stock units vest fully after six months. All unvested restricted stock or restricted stock units held by a director vests upon the retirement, death or disability of the director. The vested restricted stock units held by a director are settled in shares of our common stock upon the termination of the director’s membership on our Board of Directors. In the event that a director’s membership on our Board of Directors is terminated for any reason other than retirement, death or disability, the director, for no consideration, forfeits to us all of his unvested shares of restricted stock or restricted stock units. Any unvested restricted stock and any restricted stock units may not be sold or otherwise transferred.
Nonqualified Deferred Compensation
     Messrs. Adams, Lataif and Quinn and Ms. Raff have elected to participate in the Deferred Compensation Plan. The plan provides those directors who elect to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants.

AUDIT COMMITTEE REPORT
     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Group 1’s financial reports. The Audit Committee manages our relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee. The Board of Directors, upon the recommendation of its Nominating/Governance Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.
     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis. The Board of Directors ratified the Audit Committee Charter at a regularly scheduled meeting in March 2011. The Audit Committee Charter is posted on our website, www.group1auto.com, and you may obtain a printed copy of the Audit Committee Charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
     The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2010. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with Ernst & Young LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to our company by Ernst & Young LLP is compatible with maintaining their independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
     Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,
J. Terry Strange (Chairman)
John L. Adams
Louis E. Lataif
Stephen D. Quinn

Audit and Other Fees
     Set forth below is a summary of certain fees paid to Ernst & Young LLP, which has served as our independent registered public accounting firm since 2002, for services related to the fiscal years ended December 31, 2009 and December 31, 2010. In determining the independence of Ernst & Young LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

	2009	2010
Audit Fees	$1,091,168	$1,157,500
Audit Related Fees	—	—
Tax Fees	163,978	86,500
All Other Fees	2,000	2,200

Total	$1,257,146	$1,246,200
     Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements, as well as specific procedures performed by Ernst & Young LLP in connection with their review of our internal control structure in accordance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities. Also included in audit fees are amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of consultation related to management’s response to an SEC comment letter. Audit fees exclude reimbursed expenses of $32,402 and $13,323 for 2009 and 2010, respectively, to Ernst & Young LLP in conjunction with their services.
     Audit Related Fees. There were no audit related fees incurred during 2009 or 2010.
     Tax Fees. Tax fees in 2009 and 2010 consisted of tax preparation and compliance services.
     All Other Fees. Other fees in 2009 and 2010 consisted of amounts incurred for subscriptions to Ernst & Young LLP’s online accounting and financial reporting research tool.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence, and has determined such services for fiscal 2009 and 2010 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2009 and 2010.
     In November 2003, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, the Audit Committee has given its annual approval for the provision of audit services by Ernst & Young LLP through May 31, 2012 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
     Ernst & Young LLP does not provide any internal audit services to us.

OTHER MATTERS
     As of the date of filing this proxy statement, our Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by our Board will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
     Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2012 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 2, 2011. No stockholder proposal was received for inclusion in this proxy statement.
     In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Amended and Restated Bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Amended and Restated Bylaws. A stockholder making a nomination for election to our Board or a proposal of business for the 2012 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at least 70 days but not more than 90 days prior to the anniversary date of the 2011 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2012 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than February 13, 2012 and no later than March 4, 2012.
     Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2012 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 15, 2012, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 15, 2012, and the matter nonetheless is permitted to be presented at the 2012 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.
     If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 80 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.
     For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to our Corporate Secretary must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. From time to time, the Nominating/Governance Committee may request additional information from the nominee or the stockholder. For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. Finally, if a stockholder provides notice for either event described above, the notice must also include the following information in addition to any other information required by Rule 14a-8:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.
2010 ANNUAL REPORT
     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS    PROXY    CARD    IS    VALID    ONLY    WHEN    SIGNED    AND    DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the nominees listed below:

1.	Election of Directors			☐	☐	☐
	Nominees

01	Louis E. Lataif	02	Stephen D. Quinn

The Board of Directors recommends that you vote FOR the following proposal:			For	Against	Abstain

2.	Advisory Vote on Executive Compensation		☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:		3 years	2 years	1 year	Abstain

3.	Advisory Vote on the Frequency of Executive Compensation Advisory Votes	☐	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:			For	Against	Abstain

4.	Ratification of the Appointment of Ernst & Young LLP as independent registered public accounting firm of the company for the fiscal year ending December 31, 2011.		☐	☐	☐

NOTE: In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is/are available at www.proxyvote.com.

GROUP 1 AUTOMOTIVE, INC.
ANNUAL MEETING OF STOCKHOLDERS — MAY 13, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Earl J. Hesterberg and John C. Rickel, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock of Group 1 Automotive, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 13, 2011 at 10:00 a.m., Central Daylight Time at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas, and at any adjournment or postponement thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side